UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ZYMEWORKS INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZYMEWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF ZYMEWORKS INC.

AND

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2026

[●], 2026

ZYMEWORKS INC.

Notice of Annual Meeting of Stockholders

The 2026 annual meeting of stockholders (the “Meeting”) of Zymeworks Inc., a Delaware corporation (the “Company”), will be held on December 15, 2026, beginning at 9:00 a.m. Pacific Time. The Meeting will be conducted virtually via live audio webcast. If you are a stockholder of record at the close of business on October 21, 2026 (the “Record Date”) you are invited to attend the meeting virtually by visiting meetnow.global/ M45Z77N, where you will be able to listen to the meeting live, submit questions and vote online. If you plan to attend the meeting, please follow the registration instructions as outlined in this proxy statement.

The Meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

•

To elect as Class II directors the three nominees named in the proxy statement to hold office until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To approve, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of our named executive officers;

•	To approve the 2026 Employee Stock Purchase Plan;

•	To approve the amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors;

•	To ratify the appointment of KPMG LLP, chartered professional accountants (“KPMG”), as auditors for the Company for the year ending December 31, 2026; and

•	To transact such other business that may properly come before the Meeting.

The business to be considered at the Meeting may be considered at the Meeting or at any adjournment or postponement of the Meeting.

You are entitled to vote on the matters listed above if you were a stockholder of the Company or a holder of exchangeable shares (the “exchangeable shares”) of Zymeworks ExchangeCo Ltd., a company existing under the laws of the Province of British Columbia and an indirect subsidiary of the Company, as of the Record Date. However, you are only entitled to attend the Meeting if you were a stockholder of record on the Record Date. Street name stockholders and holders of exchangeable shares will need to obtain a valid proxy in order to virtually attend and vote at the Meeting. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling 302-274-8744 or writing to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Whether or not you plan to attend the virtual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may submit a proxy by telephone, via the Internet or by mail. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers—How You Can Vote” beginning on page 4 and to the instructions on your proxy or voting instruction card. Interested stockholders or holders of exchangeable shares may also contact Kingsdale Advisors at 1-855-476-7981 (toll-free in North America) or 437-561-5034 (text or collect outside North America) or by email at contactus@kingsdaleadvisors.com.

Kenneth Galbraith Chair of the Board of Directors, Chief Executive Officer and President Vancouver, British Columbia [●], 2026

Availability of Proxy Statement Materials for the Annual Meeting of Stockholders to be Held on December 15, 2026: The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about [●], 2026 to all stockholders and holders of exchangeable shares entitled to vote at the Meeting. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials and our annual report can be accessed as of [●], 2026 by visiting https://www.envisionreports.com/ZYME.

Unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to “Zymeworks,” the “Company,” “we,” “us” and “our” (i) for periods on or prior to October 12, 2022, refer to Zymeworks BC Inc. and its subsidiaries and (ii) for periods on and after October 13, 2022, refer to Zymeworks Inc. and its subsidiaries. Similarly, unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to common stock or common shares (i) for periods on or prior to October 12, 2022, refer to common shares of Zymeworks BC Inc. and (ii) for periods on and after October 13, 2022, refer to common stock of Zymeworks Inc.

i

ii

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving these materials?

Our board of directors (“Board of Directors”) is furnishing these materials in connection with our virtual Meeting to be held on December 15, 2026. This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of management and the Board of Directors. This proxy statement is designed to assist you in voting your securities and includes information that we are required to provide under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about [●], 2026 to all stockholders and holders of exchangeable shares of record as of the close of business on October 21, 2026 (the “Record Date”). The proxy materials and our annual report can be accessed as of [●], 2026 by visiting https://www.envisionreports.com/ZYME. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders and holders of exchangeable shares a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders and holders of exchangeable shares to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon a written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Zymeworks Inc.

Attn: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

legal@zymeworks.com

If you are a beneficial owner of shares and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank or broker directly.

Who pays the cost of soliciting proxies for the Meeting?

We will bear the cost of solicitation. This solicitation of proxies is being made to stockholders and holders of exchangeable shares by mail, but may be supplemented by telephone or other personal contact. We have engaged Kingsdale Advisors (“Kingsdale”) as proxy solicitation agent and will pay fees of approximately $87,846 Canadian dollars to Kingsdale for the proxy solicitation service in addition to certain out-of-pocket expenses. That firm expects that approximately 30 of its employees will assist in the solicitation. We have retained Kingsdale to provide a broad array of strategic advisory, governance, strategic communications, digital and investor campaign services on a global retainer basis in addition to certain fees accrued during the life of the engagement upon the discretion and direction of Zymeworks.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial stockholders and beneficial holders of exchangeable shares.

What items of business will be voted on at the Meeting?

The business items to be voted on at the Meeting are:

•

Proposal 1: the election as Class II directors of the three nominees named in this proxy statement to hold office until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	Proposal 2: an advisory vote on the compensation of our named executive officers;

•	Proposal 3: an advisory vote on the preferred frequency of shareholder advisory votes on the compensation of our named executive officers;

•	Proposal 4: approval of the 2026 Employee Stock Purchase Plan;

•	Proposal 5: approval of the amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors;

•	Proposal 6: ratification of the appointment of KPMG as our auditors for the year ending December 31, 2026; and

•	any other business that may properly come before the Meeting.

What are my voting choices?

You may vote:

•	Proposal 1: “FOR ALL,” “WITHHOLD ALL,” and “FOR ALL EXCEPT” for the election of any or all nominees for election as directors;

•	Proposal 2: “FOR”, “AGAINST” or “ABSTAIN” for the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•

Proposal 3: “1 YEAR”, “2 YEARS”, “3 YEARS” or “ABSTAIN” for the approval, on a non-binding, advisory basis, on the preferred frequency of shareholder advisory votes on the compensation of our named executive officers;

•	Proposal 4: “FOR”, “AGAINST” or “ABSTAIN” for the approval of the 2026 Employee Stock Purchase Plan;

•	Proposal 5: “FOR”, “AGAINST” or “ABSTAIN” for the approval of the amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors; and

•	Proposal 6: “FOR”, “AGAINST” or “ABSTAIN” for the ratification of the appointment of KPMG as auditors for the year ending December 31, 2026.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	Proposal 1: “FOR ALL” of the three nominees named in this proxy statement for election to the Board of Directors;

•	Proposal 2: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•	Proposal 3: For “1 YEAR” on the approval, on a non-binding, advisory basis, of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers;

•	Proposal 4: “FOR” the approval of the 2026 Employee Stock Purchase Plan;

•	Proposal 5: “FOR” the approval of the amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors; and

•	Proposal 6: “FOR” the ratification of the appointment of KPMG as auditors for the year ending December 31, 2026.

What vote is required to approve each item?

To conduct business at the Meeting, a quorum consisting of at least 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote must be present in person (virtually) or represented by proxy. Exchangeable shares will only count towards the quorum if they have been voted or if the holder of the exchangeable shares is represented by a proxy holder at the Meeting.

As described below, broker non-votes and abstentions will be counted for determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be considered votes cast for or against a proposal.

	Proposal	Required Vote
1.	Election of Directors	Plurality of votes—nominees receiving the largest number of votes cast “FOR” at the Meeting will be elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.*

	Proposal	Required Vote
2.	Advisory Vote on Compensation of Named Executive Officers	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

3.	Advisory Vote on Preferred Frequency of Advisory Votes on Compensation of Named Executive Officers	The frequency (one year, two years or three years) receiving the highest number of votes cast at the Meeting will be considered the frequency preferred by stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast on the proposal. Because this proposal is an advisory vote, the result will not be binding on the Board of Directors or our company. However, the Board of Directors and the compensation committee value the opinions of the stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote.

4.	2026 Employee Stock Purchase Plan	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

5.	Amendment and Restatement of Amended and Restated Certificate of Incorporation to Declassify Board of Directors	The affirmative vote of 66 2/3% of the voting power of our outstanding shares. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

6.	Ratification of Appointment of Auditors	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

*	See “Proposal 1—Election of Directors” for a description of our majority voting policy.

What happens if additional items are presented at the Meeting?

We are not aware of any item that may be voted on at the Meeting that is not described in this proxy statement. However, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Where can I find the voting results?

We expect to announce preliminary voting results at the Meeting and to publish final results in a Current Report on Form 8-K that will be available on the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.com promptly following the Meeting. The Current Report on Form 8-K will also be available on our website at www.zymeworks.com.

How You Can Vote

What shares can I vote?

Stockholders

If you are a stockholder, you are entitled to one vote for each share of common stock that you owned at the close of business on the Record Date. You may vote all shares owned by you on the Record Date, including (1) shares held directly in your name as the registered stockholder and (2) shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, there were [●] registered stockholders holding [●] shares of common stock.

Holders of exchangeable shares

If you are a holder of exchangeable shares, you are entitled to exercise one vote for each exchangeable share that you owned at the close of business on the Record Date. You may vote all exchangeable shares owned by you on the Record Date, including (1) exchangeable shares held directly in your name as a registered holder of exchangeable shares and (2) exchangeable shares held for you as the beneficial owner through a bank, broker or other nominee. Excluding exchangeable shares held by Zymeworks CallCo ULC that were the subject of previous retractions in exchange for shares of common stock, and for which there are no voting rights under the Zymeworks Special Voting Stock, on the Record Date, there were [●] registered holders of exchangeable shares holding [●] exchangeable shares eligible to exercise voting rights at the Meeting.

What are exchangeable shares?

On October 13, 2022, we concluded a corporate reorganization under a plan of arrangement (the “redomicile transactions”). In connection with the redomicile transactions, shareholders of our predecessor Zymeworks BC Inc. (formerly Zymeworks Inc.) exchanged their common shares for either shares of our common stock or exchangeable shares issued by our subsidiary Zymeworks ExchangeCo Ltd.

The exchangeable shares were only issued to shareholders of our predecessor who made a valid election to receive these shares in lieu of shares of common stock. Exchangeable shares may be exchanged by the holder into shares of our common stock and are economically equivalent to shares of our common stock.

Holders of exchangeable shares (excluding any of our subsidiaries who may hold any exchangeable shares) are entitled to exercise one vote for each exchangeable share that they owned at the close of business on the Record Date for the Meeting (the “voting rights”). Voting rights are exercised by Computershare Trust Company of Canada (the “share trustee”) via a share of our special voting preferred stock pursuant to the terms of a Voting and Exchange Trust Agreement dated October 13, 2022 among us, Zymeworks CallCo ULC, Zymeworks ExchangeCo Ltd. and the share trustee.

What is the difference between holding securities as a registered holder and as a beneficial owner?

Most of our stockholders and holders of exchangeable shares hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., in the case of shares of common stock, or Computershare Investor Services Inc., in the case of exchangeable shares (each separately and together, “Computershare”), you are the registered holder of such shares. If your shares are held through a bank, broker or other nominee, it is likely that such shares are registered in the name of the nominee and you are the beneficial owner of the shares held in street name.

How can I vote without attending the Meeting?

Whether you hold your securities as a registered holder or as a beneficial owner, you may direct how your shares are to be voted without attending the Meeting or any adjournment or postponement thereof. For directions on how to vote, please refer to the following instructions and those included on your Notice of Internet Availability or on your proxy or voting instruction card. A proxy or voting instruction card will not be valid unless completed and deposited in accordance with the instructions set out in the card.

Stockholders

If you are a registered stockholder, you may vote in the following ways:

•

by Internet at https://www.envisionreports.com/ZYME, 24 hours a day, 7 days a week, until the closing of the polls at the Meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•

if you are in the United States, U.S. territories or Canada, by toll-free telephone at 1-800-652-VOTE (8683), 24 hours a day, 7 days a week, until the closing of the polls at the Meeting (have your Notice of Internet Availability or proxy card in hand when you call) or, if you are outside these areas, by calling toll 1-781-575-2300, 24 hours a day, 7 days a week, until the closing of polls at the Meeting (have your Notice of Internet Availability or proxy card in hand when you call); or

•	by completing, signing and mailing your proxy card, which must be received by 11:59 p.m. Eastern Time on [●], 2026.

Most stockholders who are beneficial owners of their shares and have received a voting instruction card may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These stockholders should check the voting instruction card for telephone voting availability. Beneficial stockholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently voting their shares directly by telephone. We may also utilize the Broadridge QuickVoteTM service to assist such stockholders with voting their shares.

The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion, without notice.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise voting rights by completing, signing and mailing your voting instruction card, which must be received by 11:59 p.m. Eastern Time on [    ], 2026.

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights by submitting voting instructions to the bank, broker or other nominee that is the registered holder of your shares via the voting instruction card you receive. Beneficial exchangeable shareholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently exercising their voting rights directly by telephone. We may also utilize the Broadridge QuickVoteTM service to assist such holders with exercising their voting rights.

How can I attend and vote at the Meeting?

Registered Stockholders

Registered stockholders may vote at the Meeting virtually by visiting meetnow.global/M45Z77N. You should ensure that you have a strong internet connection wherever you intend to participate in the meeting. Please note that Internet Explorer is not a supported browser for accessing the virtual meeting website.

You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. We encourage you to access the Meeting online prior to the start time. The only item of information needed to access the virtual annual meeting from the website is the control number, which is the 15-digit number located in the shaded bar on the Notice of Internet Availability you receive or on the proxy card. Have the Notice of Internet Availability or proxy card available when you access the website and then follow the instructions. If you are a stockholder of record, you are already registered for the virtual meeting.

Beneficial Stockholders

If you are a beneficial stockholder, then you may not attend and vote at the Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee and register to attend the Meeting. You must follow the process for obtaining a legal proxy set out by your bank, broker or other nominee and forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare via email at legalproxy@computershare.com or by mail:

Computershare

Zymeworks Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, then you may vote in the following ways:

•	attend and exercise the voting rights of your exchangeable shares at the Meeting;

•	instruct Computershare by written direction on your voting instruction card; or

•	appoint a third party as proxy of Computershare to attend and exercise the voting rights.

Beneficial Holders of Exchangeable Shares

If you are a beneficial holder of exchangeable shares, then you may not attend and exercise the voting rights of your exchangeable shares at the Meeting unless you follow the instructions provided by your bank, broker or other nominee and obtain a “legal proxy” to exercise voting rights. You must follow the process for obtaining a legal proxy set out by your bank, broker or other nominee and forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare via email at legalproxy@computershare.com or by mail:

Computershare Trust Company of Canada

320 Bay Street, 14th Floor,

Toronto, Ontario, M5H 4A6

Canada

Why are you holding a virtual meeting instead of a physical meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call Local 1-888-724-2416 or International +1 781-575-2748.

How will my shares be voted?

Stockholders

If you are a registered stockholder and you submit a proxy, your shares will be voted as you instruct. If you submit a proxy but do not provide voting instructions, your shares will be voted:

•	“FOR ALL” of the Class II director nominees named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•	For “1 YEAR” on the approval, on a non-binding, advisory basis, of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers;

•	“FOR” the approval of the 2026 Employee Stock Purchase Plan;

•	“FOR” the approval of the amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors; and

•	“FOR” the ratification of the appointment of KPMG as our auditors for the year ending December 31, 2026.

In addition, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

If you are a beneficial stockholder, your shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return the voting instruction card on a timely basis, your broker will have the authority to vote your brokerage shares only on the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will be prohibited from voting your shares without your instructions on the election of directors and on any other proposal. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the Meeting and not as votes cast.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, your voting rights will be exercised as you instruct in your voting instruction card. If you do not return your instruction card, or if you sign and return your voting instruction card but do not provide voting instructions, your voting rights will not be exercised, and your shares will not count towards quorum at the meeting.

If you are a beneficial holder of exchangeable shares, your exchangeable shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return your voting instruction card on a timely basis, the voting rights in respect of your exchangeable shares will not be exercised. The share trustee will be prohibited from exercising the voting rights in respect of your exchangeable shares without your instructions on the election of directors and on any other proposal. Your votes will not be counted and will not count towards a quorum at the meeting.

May I change or revoke my vote?

If you are a registered stockholder, you may change your vote by: (i) providing a written notice of revocation to our Corporate Secretary at the address set out under the heading “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?” provided that such notice is received prior to 11:59 p.m. Eastern Time on [    ], 2026; (ii) by attending the Meeting virtually by visiting meetnow.global/M45Z77N and voting; or (iii) by granting a subsequent proxy. To be effective, the subsequent proxy must be deposited before the time specified above under the heading “How You Can Vote—How can I vote without attending the Meeting?” for the deposit of proxies.

Voting at the Meeting will revoke your previous proxy.

If you are a registered holder of exchangeable shares, you may change your vote by submitting a written revocation of your previous instruction to the share trustee. The written revocation must be received by 11:59 p.m. Eastern Time on [    ], 2026.

For shares of common stock or exchangeable shares you hold as a beneficial owner, you may change your vote by following the instructions provided by your bank, broker or other nominee.

Obtaining Additional Information

How may I obtain financial and other information about Zymeworks Inc.?

Our consolidated financial statements are included in our 2025 Annual Report on Form 10-K. We filed our Annual Report on Form 10-K with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and, in Canada, on SEDAR+. We also will furnish a copy of our 2025 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any stockholder who so requests by writing to our Corporate Secretary at the address above under the heading in “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?”.

By writing to us, stockholders also may obtain, without charge, a copy of our certificate of incorporation, bylaws, corporate governance principles and guidelines, code of business conduct and ethics and Board of Directors standing committee charters.

If you have any questions or need assistance voting, please contact Kingsdale at 1-855-476-7981 (toll-free in North America) or 1-437-561-5034 (text or collect outside North America) or email contactus@kingsdaleadvisors.com.

What if I have questions for the transfer agent?

If you are a registered stockholder and have questions concerning stock certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

or P.O. Box 43006

Providence, RI 02940-3006

United States or Canada: (800) 736-3001

Non-United States or Canada: (781) 575-3100

If you are a registered holder of exchangeable shares and have questions concerning share certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Investor Services Inc.

320 Bay Street, 14th Floor,

Toronto, ON, M5H 4A6

SHARE OWNERSHIP

The table below indicates information as of October 21, 2026 regarding the beneficial ownership of our common stock for:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all current executive officers and directors as a group.

In accordance with SEC rules, for the purposes of calculating percent ownership, as of October 21, 2026, (i) [●] shares of common stock were issued and outstanding, and, (ii) for any individual who beneficially owned shares represented by exchangeable shares, warrants, options, or restricted stock units that were exercisable or scheduled to vest within sixty days of October 21, 2026, those shares were treated as if outstanding for that person, but not for any other person. Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. To our knowledge, except as noted in the table below, no person or entity was the beneficial owner of more than 5% of the voting power of our common stock as of October 21, 2026.

Except as otherwise indicated, the address of each of the persons in this table is 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned		Total Voting Percentage †
5% and Greater Stockholders:
EcoR1 Capital, LLC	22,970,388	(1)	[●]	%	[●]	%
BVF Partners L.P.	3,938,641	(2)	[●]	%	[●]	%
Rubric Capital Management LP	7,000,000	(3)	[●]	%	[●]	%
Perceptive Life Sciences Master Fund, Ltd.	3,974,579	(4)	[●]	%	[●]	%
Directors and Named Executive Officers:
Kenneth Galbraith	1,294,113	(5)	[●]	%		*
Jeffrey Smith(6)	95,714	(7)
Paul Moore	427,861	(8)		*		*
Carlos Campoy	118,000	(9)		*		*
Alessandra Cesano	100,888	(10)		*		*
Gregory A. Ciongoli	521,055	(11)		*		*
Robert E. Landry	27,555	(12)		*		*
Susan Mahony	141,000	(13)		*		*
Kelvin Neu	129,000	(14)		*		*
Oleg Nodelman	22,970,388	(15)	[●]	%	[●]	%
Brian N. Cherry	7,027	(16)		*		*
All current Executive Officers and Directors:
All current executive officers and directors as a group (16 persons):	26,588,215		[●]	%	[●]	%

*	Less than one percent
†

Percentage of total voting power represents voting power with respect to all outstanding shares of our common stock and the voting rights of the exchangeable shares exercised via the share of our special voting preferred stock, as a single class. Each holder of our common stock is entitled to one vote per outstanding share, and each holder of an exchangeable share is entitled to voting rights equivalent to one vote per exchangeable share on all matters submitted to our stockholders for a vote. The common stock and the special voting preferred stock (exercising the voting rights of the exchangeable shares) vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our certificate of incorporation or bylaws.

(1)

Consists of (i) 21,582,563 shares of common stock held by EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”) and (ii) 1,387,825 shares of common stock held by EcoR1 Capital Fund, L.P. (“Capital Fund”). Qualified Fund, Capital Fund and other private investment funds are managed by EcoR1 Capital, LLC (“EcoR1 LLC” and, collectively with Qualified Fund, Capital Fund and such other private investment funds, “EcoR1”). Oleg Nodelman, the manager of EcoR1 LLC, has shared voting control and investment discretion over the securities reported herein that are held by EcoR1. As a result, Mr. Nodelman may be deemed to have beneficial ownership of the securities that are held by EcoR1. The address of these entities and this individual is 357 Tehama Street #3, San Francisco, California 94103. Mr. Nodelman is a member of the board of directors of the Company.

(2)

Based on a Schedule 13G/A filed November 14, 2025, consists of 2,045,162 shares of common stock held by Biotechnology Value Fund, L.P. (“BVF”), 1,601,489 shares of common stock held by Biotechnology Value Fund II, L.P. (“BVF2”), 212,898 shares of common stock held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), and 79,092 shares of common stock held in a certain BVF Partners L.P. managed account, each as of September 30, 2025. BVF Partners L.P., as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of BVF Partners OS Ltd., the general partner of Trading Fund OS, may be deemed to beneficially own the 3,938,641 shares of common stock as of September 30, 2025. The address for this entity is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

(3)

Based on a Schedule 13G filed May 15, 2026, consists of 7,000,000 shares of common stock held by Rubric Capital Management LP as of March 31, 2026. The address for this entity is 155 East 44th St, Suite 1630, New York, NY 10017.

(4)

Based on a Schedule 13G filed April 15, 2026, consists of 3,974,579 shares of common stock held by Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”) as of April 8, 2026. Perceptive Advisors LLC (“Perceptive Advisors”) serves as the investment manager to the Master Fund and may be deemed to beneficially own the shares held by the Master Fund. Joseph Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own the shares held by the Master Fund. The address for these entities and this individual is 51 Astor Place, 10th Floor, New York, NY 10003.

(5)	Consists of 226,842 shares of common stock and 1,067,271 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(6)	Mr. Smith retired from the Company effective January 31, 2026.
(7)	Consists of 17,818 shares of common stock and 77,896 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(8)	Consists of 48,497 shares of common stock and 379,364 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(9)	Consists of 118,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(10)	Consists of 100,888 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(11)	Consists of 493,500 shares of common stock and 27,555 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(12)	Consists of 27,555 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(13)	Consists of 141,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.
(14)

Consists of 129,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

(15)	Consists of the shares of common stock described in footnote 1 above. Mr. Nodelman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(16)	Consists of 7,027 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 21, 2026.

GOVERNANCE
Our business and affairs are managed, and all corporate powers are exercised, under the direction of our Board of Directors. Our Board of Directors establishes fundamental corporate policies and oversees our performance and our Chief Executive Officer and the other officers to whom our Board of Directors has delegated authority manage our day-to-day
business operations.
Our Board of Directors has adopted corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for our governance. It also has adopted a Code of Business Conduct and Ethics (the “
Code of Conduct
”) that applies to members of our Board of Directors, our executive officers and all of our employees. Several standing committees (audit, compensation, and nominating and corporate governance) assist our Board of Directors in carrying out its responsibilities. Each standing committee operates under a written charter adopted by our Board of Directors.
The full text of our corporate governance guidelines, audit, compensation, and nominating and corporate governance committee charters and Code of Conduct are posted on our website at
www.zymeworks.co
m
. We intend to satisfy the disclosure requirement under Item 5.05 of Form
8-K
regarding amendments to, or waiver from, a provision of the Code of Conduct by posting such information on the website address and location specified above. Paper copies of these documents, as well as our governing documents (including our certificate of incorporation and bylaws), may be obtained upon request by writing to: Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.
Pursuant to our bylaws, the holders of 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Insider Trading Policy and Anti-Hedging
We have adopted an insider trading policy (the “
Insider Trading Policy
”) that governs the purchase, sale, and other dispositions of our securities by directors, officers, employees, and other personnel that we determine should be subject to our Insider Trading Policy (such as certain contractors and consultants) and that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing requirements. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2025. In addition, with regard to our company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.
Under the terms of our Insider Trading Policy, all directors, officers, employees, as well as any other personnel that we determine should be subject to our Insider Trading Policy (such as certain contractors and consultants), any person or entity an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions and an insider’s spouse, partner, parents, children, dependents and other family members or roommates, are prohibited from purchasing financial instruments (including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) designed to hedge or offset a decrease in the market value of our securities. Any person covered by our Insider Trading Policy is prohibited from pledging Zymeworks securities as collateral for any loan, in margin accounts or as part of pledging transactions, regardless of whether such person is in possession of non-public
material information.
Clawback Policy
We maintain a clawback policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary
recovery of

excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.
In addition, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they received from us during the
12-month
period following the first public issuance or filing with the SEC of the financial document incorporating such financial reporting requirement, as well as profits realized from the sale of securities during that
12-month
period.
Stock Ownership Guidelines
In September 2025, our Board of Directors adopted stock ownership guidelines for our non-management
directors (other than those representing or affiliated with greater than ten percent stockholders) (the “
Outside Director Stock Ownership Guidelines
”). In December 2025, our Board of Directors adopted stock ownership guidelines for our executive officers (the “
Executive Officer Stock Ownership Guidelines
” and together with the Outside Director Stock Ownership Guidelines, the “
Stock Ownership Guidelines
”). The purpose of the Stock Ownership Guidelines is to further align the interests of our leadership with the long-term interests of stockholders and further promote our commitment to sound corporate governance.
The Outside Director Stock Ownership Guidelines require covered directors to achieve beneficial ownership of at least 10,000 shares of common stock by September 2028 for covered directors in office at the time of its adoption or within three years from their election or appointment for directors who subsequently join the board of directors (the “
Target Director Ownership
”). The Executive Officer Stock Ownership Guidelines require the Chief Executive Officer to achieve beneficial ownership of at least 100,000 shares of common stock, and all other executive officers to achieve beneficial ownership of at least 25,000 shares, by December 2028 for executive officers in office at the time of its adoption or within three years from their appointment for executive officers appointed after its adoption (the “
Target Executive Officer Ownership
” and together with
Non-Management
Director Target Ownership,
“Target Ownership”
).
The Board of Directors set the Target Ownership as a reasonable ownership position in light of the directors’ and executive officer’ cash compensation and the then-current value of our common stock. The compensation committee will review the Target Ownership from time to time.
Directors and executive officers subject to the Stock Ownership Guidelines are expected to retain all shares received (net of shares withheld or sold to cover tax withholding obligations, if any) pursuant to their service as directors or executive officers until the Target Ownership is achieved. In determining beneficial ownership, the Stock Ownership Guidelines take into account the following: (i) shares owned outright, including shares owned jointly with a spouse/domestic partner or separately by a spouse/domestic partner and/or children that share such director’s household; and (ii) shares owned through trusts or entities owned and controlled by, or for the benefit of, such director or his or her spouse/domestic partner and/or children that share such director’s household. Vested or unvested stock options and unvested restricted stock units will not be included in the determination of beneficial ownership.
The compensation committee has responsibility for the management and interpretation of the Stock Ownership Guidelines and for ensuring compliance with its terms. The compensation committee may also amend, defer or waive compliance for specific participants, or amend or terminate the Stock Ownership Guidelines as a whole.
Board of Directors
Our Board of Directors is responsible for the stewardship of our company and providing oversight as to the management of our business and affairs, including providing guidance and strategic oversight to management.

Board Leadership

Our Board of Directors has a Chair, currently Mr. Kenneth Galbraith, who has authority, among other things, to call and preside over the meetings of the Board of Directors. The Chair, in consultation with the chair of any applicable committee and other directors, as appropriate, shall establish the agenda for meetings of the Board of Directors. If the Chair is not an independent director, then a lead independent director should act as the effective independent leader of the Board of Directors and ensure the Board of Directors’ agenda will enable it to successfully carry out its duties.

Our corporate governance framework provides our Board of Directors flexibility to determine the appropriate leadership structure for our company, and whether the roles of Chair and Chief Executive Officer should be separated or combined. In making this determination, our Board of Directors considers many factors, including the needs of the business, our Board of Directors’ assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of Chair is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.

Mr. Galbraith has extensive knowledge of all aspects of our business and industry, and is best positioned to identify strategic priorities, lead critical discussions, and execute our business plans. We believe that Mr. Galbraith’s combined role of Chair and Chief Executive Officer enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders. Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors and a strong independent board committee system. As a result of our Board of Directors having a majority of independent directors and its related independent committees, our Board of Directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Because Mr. Galbraith is the Chair of our Board of Directors and also our Chief Executive Officer and President, our Board of Directors appointed Dr. Susan Mahony to serve as our lead independent director. As lead independent director, Dr. Mahony presides over periodic meetings of our independent directors, serves as a liaison between Mr. Galbraith and our independent directors, works with the other directors to ensure the Board of Directors is provided with timely and relevant information as is necessary to effectively discharge its fiduciary duties and responsibilities, ensures that the Board of Directors and its committees have the appropriate resources to support their work, in particular, accurate, timely and relevant information and performs such additional duties as our Board of Directors may otherwise determine or delegate.

We have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report regularly to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board of Directors receives regular reports on our operations from our Chief Executive Officer, as well as other members of management. Our Board of Directors reviews these reports and makes inquiries in their business judgment.

Our Board of Directors also fulfills its oversight role through the operations of its various committees, including our audit committee. Our Board of Directors receives periodic reports on each committee’s activities. Our audit committee has, among its delegated responsibilities, the duty to assist the Board of Directors in its oversight of our risk management processes across the organization (including general enterprise risk, financial risk, cybersecurity, and data privacy matters). Our audit committee also has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. Our audit committee receives reports from our Chief Financial Officer and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions.

Environmental, Social and Governance Oversight

While the full Board of Directors has ultimate responsibility for oversight of environmental, social and governance (“ESG”) matters, the nominating and corporate governance committee is responsible for directly reviewing and reporting findings and recommendations to the Board of Directors regarding our ESG strategy, initiatives, and policies, including in light of any feedback from our management or other stakeholders. The nominating and corporate governance committee also periodically reviews our policies and disclosures related to ESG. These responsibilities of the nominating and corporate governance committee are expressly set forth in the committee’s charter. Although not enumerated in their respective charters, other committees of the Board of Directors also regularly address ESG issues relevant to their respective oversight areas.

Director Independence

Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq listing rules. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act.

The Board of Directors has determined that all directors, except Mr. Galbraith, meet the independence requirements under the Nasdaq listing standards, and qualify as “independent directors” under the Nasdaq listing standards. Mr. Galbraith is not considered independent by virtue of being our Chief Executive Officer and President. The Board of Directors also determined that Mr. Campoy, Mr. Ciongoli, Mr. Landry and Mr. Cherry, who comprise our audit committee, and Mr. Landry, Dr. Mahony, and Mr. Nodelman, who comprise our compensation committee, each satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq listing standards, and Dr. Cesano, Mr. Ciongoli and Mr. Nodelman, who comprise our nominating and corporate governance committee, are independent. In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee, and the transactions involving them, including those described in the section titled “Certain Relationships and Related Transactions.”

There are no family relationships among any of our directors, director nominees or executive officers. The following directors are directors of other reporting issuers as of October 21, 2026, as set out below:

Director	Reporting Issuer
Alessandra Cesano	Summit Therapeutics Inc. Puma Biotechnology, Inc.

Gregory A. Ciongoli	Atara Biotherapeutics, Inc. RegenxBio

Robert E. Landry	Cytokinetics, Incorporated

Susan Mahony	Assembly Biosciences, Inc. Axsome Therapeutics, Inc.

Oleg Nodelman	AnaptysBio, Inc. Galapagos NV

Brian N. Cherry	Atara Biotherapeutics, Inc.

Board and Committee Meetings; Executive Sessions

At regularly scheduled Board of Directors and committee meetings, directors review and discuss management reports regarding our performance, prospects, and plans, as well as significant opportunities and immediate issues facing us. At least once a year, our Board of Directors also reviews management’s long-term strategic and financial plans.

The Chair, in consultation with the chair of any applicable committee, the lead independent director and other directors, as appropriate, establishes the agenda for meetings of the Board of Directors. Committee agendas and schedules are set by or in consultation with the committee chair. Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at Board of Directors and its committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq listing rules, our corporate governance guidelines provide that the independent directors will meet in executive sessions without the non-independent directors or members of management on a periodic basis but not less than two times a year.

During our fiscal year ended December 31, 2025, our Board of Directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

The table below provides the attendance record for our directors at meetings of the Board of Directors held in 2025:

Director	Attendance Record
Carlos Campoy	8/8
Alessandra Cesano	7/8
Troy M. Cox(1)	3/4
Nancy Davidson(2)	5/5
Kenneth Galbraith	8/8
Neil Gallagher(3)	5/5
Susan Mahony	8/8
Derek Miller(4)	4/5
Kelvin Neu	8/8
Scott Platshon(5)	8/8
Oleg Nodelman(6)	7/8
Gregory A. Ciongoli(7)	4/4
Robert E. Landry(8)	4/4
Brian N. Cherry(9)	0/0

(1)	Mr. Cox resigned from our Board of Directors in August 2025.
(2)	Dr. Davidson resigned from our Board of Directors in November 2025.
(3)	Dr. Gallagher resigned from our Board of Directors in November 2025.
(4)	Mr. Miller resigned from our Board of Directors in November 2025.
(5)	Mr. Platshon resigned from our Board of Directors in November 2025.
(6)	Mr. Nodelman joined our Board of Directors in February 2025.
(7)	Mr. Ciongoli joined our Board of Directors in August 2025.
(8)	Mr. Landry joined our Board of Directors in August 2025.
(9)	Mr. Cherry joined our Board in January 2026.

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders. One out of nine then-members of our Board of Directors attended our 2025 annual meeting of stockholders.

Board Committees

The following chart sets forth our Board of Directors’ standing committees and membership on these committees as of the date of this proxy statement:

Director	Audit	Compensation	Nominating and Corporate Governance
Carlos Campoy	Chair	—	—
Alessandra Cesano	—	—	Member
Gregory A. Ciongoli	Member	—	Chair
Kenneth Galbraith	—	—	—
Robert E. Landry	Member	Member	—
Susan Mahony	—	Chair	—
Kelvin Neu	—	—	—
Oleg Nodelman	—	Member	Member
Brian N. Cherry(1)	Member	—	—

(1)	Mr. Cherry was appointed to the audit committee effective March 2026.

Audit Committee

Our audit committee currently consists of Mr. Campoy, Mr. Ciongoli, Mr. Landry and Mr. Cherry. Mr. Campoy serves as the chair of our audit committee. Mr. Cherry was appointed to the audit committee effective March 2026. Our Board of Directors has determined that each of Mr. Campoy, Mr. Landry and Mr. Cherry is an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC, and possesses financial sophistication, as defined under the rules of the Nasdaq Global Select Market. The members of our audit committee are “independent” for audit committee purposes, as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and have sufficient knowledge in financial and auditing matters to serve on the audit committee.

The education and experience of each member of the audit committee that is relevant to the performance of their responsibilities as a member of the audit committee is described below under “Proposal 1—Election of Directors.”

The principal purposes of our audit committee are to:

•	assist our Board of Directors in its oversight of:

•	the quality, audit and integrity of our financial statements and related information;

•	the independence, qualifications, appointment and performance of our external auditor;

•	our disclosure controls and procedures, internal control over financial reporting, and management’s responsibility for assessing and reporting on the effectiveness of such controls;

•	the organization and performance of any applicable internal audit function, if any;

•	our compliance with applicable legal and regulatory requirements; and

•	our enterprise risk management processes, including risks and exposures associated with cybersecurity, information security and privacy matters;

•

periodically review and discuss with management, the adequacy and effectiveness of the Company’s cybersecurity, information and technology security, and data protection programs, procedures and policies;

•	review and monitor compliance with our Code of Conduct;

•	review, approve and monitor related party transactions involving directors, executive officers or beneficial owners of more than 5% of any class of our voting securities;

•

review, with the Company’s counsel, on a regular basis, any reports of whistleblowing, including all reports made to the Company’s anonymous and confidential helpline pursuant to our Whistleblower Policy; and

•

prepare the audit committee report required by SEC rules to be included in our proxy statement for the annual meeting of stockholders, and perform other duties and responsibilities as are enumerated in or consistent with the audit committee’s charter.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our audit committee, consistent with the rules of Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com. Our audit committee has access to all of our books, records, facilities and personnel and may request any information about us as it may deem appropriate. It also has the authority in its sole discretion and at our expense to retain and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities. Both our independent auditors and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Our audit committee held five meetings during the year ended December 31, 2025. The table below provides the attendance record for audit committee members at audit committee meetings held in 2025:

Director	Attendance Record
Carlos Campoy	5/5
Troy M. Cox(1)	4/4
Derek Miller(2)	3/5
Gregory A. Ciongoli(3)	1/1
Robert E. Landry(4)	1/1
Brian N. Cherry(5)	0/0

(1)	Mr. Cox ceased serving on the audit committee in August 2025 in connection with his resignation from the Board of Directors.
(2)	Mr. Miller ceased serving on the audit committee effective November 2025 in connection with his resignation from the Board of Directors.
(3)	Mr. Ciongoli was appointed to the audit committee in August 2025.
(4)	Mr. Landry was appointed to the audit committee in August 2025.
(5)	Mr. Cherry was appointed to the audit committee effective March 2026.

Compensation Committee

Our compensation committee currently consists of Mr. Landry, Dr. Mahony, and Mr. Nodelman and is chaired by Dr. Mahony.

The functions of this committee include, but are not limited to:

•	at least annually, reviewing and, as appropriate, amending or making recommendations with respect to the objectives of our executive compensation plans;

•	at least annually, reviewing and, as appropriate, amending or adopting, or recommending to our Board of Directors the amendment or adoption of, executive compensation plans;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the Chief Executive Officer’s compensation;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of our executive officers, the evaluation process and compensation structure for our executive officers and, in consultation with the Chief Executive Officer, evaluating the performance of such executive officers in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the compensation of such executive officers;

•	annually assessing the competitiveness and appropriateness of our policies relating to the compensation of executive officers;

•

administering the Company’s incentive compensation plans, equity compensation plans and such other compensation or benefit plans and programs as designated from time to time by the Board of Directors or as the committee deems appropriate;

•

reviewing and approving, or recommending that the Board of Directors approve, and administering, including the adoption, amendment, or termination of, a clawback policy allowing us to recoup compensation paid to employees;

•

appointing or removing Company officers, other than the Chief Executive Officer, and reviewing, with the Chief Executive Officer, management’s assessment of existing resources and plans for officer and management succession;

•	overseeing the selection of any peer group used in determining compensation or any element of compensation;

•	reviewing the executive compensation disclosure for inclusion in our public disclosure documents and, if appropriate, recommending the approval and disclosure of such information;

•	reviewing the form and amount of compensation for service on our Board of Directors and committees at least once a year and recommending any changes to our Board of Directors; and

•

monitoring compliance with any stock ownership guidelines established by the Board of Directors or the compensation committee and periodically review and recommend any proposed changes to the Board of Directors.

Additional discussion of the role and responsibilities of the compensation committee is set forth below under “Executive Compensation—Discussion of Executive Compensation Practices.”

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our compensation committee consistent with the rules of the Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the current members of our compensation committee is independent as defined by Nasdaq rules.

Our compensation committee held four meetings during the year ended December 31, 2025. The table below provides the attendance record for our compensation committee members at compensation committee meetings held in 2025:

Director	Attendance Record
Nancy Davidson(1)	3/3
Neil Gallagher(2)	3/3
Robert Landry(3)	1/1
Susan Mahony	4/4
Oleg Nodelman	1/1
Scott Platshon(5)	2/2

(1)	Dr. Davidson ceased serving on the compensation committee in November 2025 in connection with her resignation from the Board of Directors.
(2)	Dr. Gallagher ceased serving on the compensation committee in November 2025 in connection with his resignation from the Board of Directors.
(3)	Mr. Landry was appointed to the compensation committee in November 2025.
(4)	Mr. Nodelman was appointed to the compensation committee in November 2025.
(5)	Mr. Platshon served on the compensation committee from February to November 2025.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Dr. Cesano, Mr. Ciongoli and Mr. Nodelman. Mr. Miller ceased serving as the chair and a member of the nominating and corporate governance committee in November 2025 in connection with his resignation from the Board of Directors. Mr. Campoy ceased serving on the nominating and corporate governance committee in November 2025, and Mr. Ciongoli was appointed as a member and chair of the nominating and corporate governance committee in November 2025.

The nominating and corporate governance committee’s purpose is to assist our Board of Directors in:

•	identifying individuals qualified to become members of our Board of Directors;

•	selecting or recommending that our Board of Directors select director nominees for the next annual meeting of stockholders and determining the composition of our Board of Directors and its committees;

•	developing and overseeing a process to assess our Board of Directors, the Chair of the Board of Directors, the committees of the Board of Directors and the chairs of the committees;

•	developing and implementing our corporate governance guidelines; and

•	overseeing our ESG strategy, initiatives and policies.

It is the responsibility of the nominating and corporate governance committee to regularly evaluate the overall effectiveness of our Board of Directors and our Chair and all board committees and their chairs.

Our Board of Directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee has developed a skills and competencies matrix for our Board of Directors as a whole and for individual directors.

The nominating and corporate governance committee may retain, at our expense, outside counsel or other advisors as necessary to assist in the performance of its duties and responsibilities.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our nominating and corporate governance committee, a current copy of which is available on our website at www.zymeworks.com.

Director Nominations

Our nominating and corporate governance committee identifies, selects and recommends to the Board of Directors individuals qualified to serve both on the Board of Directors and on committees of the Board of Directors, including persons suggested by stockholders and others, in accordance with our certificate of incorporation and bylaws. In identifying new candidates for our Board of Directors, the nominating and corporate governance committee considers what competencies and skills our Board of Directors as a whole should possess, assesses the competencies and skills of each existing and potential director, and considers the personality and other qualities of each existing and potential director, as these may ultimately determine the boardroom dynamic. All directors are required to possess fundamental qualities of intelligence, honesty, integrity, ethical behavior, fairness, and responsibility and be committed to representing the long-term interests of the stockholders. They must also have a genuine interest in Zymeworks and be able to devote sufficient time to discharge their duties and responsibilities effectively.

The nominating and corporate governance committee seeks to identify qualified candidates for nomination as directors and make recommendations to the Board of Directors. When identifying candidates to nominate for election to the Board of Directors, the primary objectives of the nominating and corporate governance committee are to ensure consideration of individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character, and qualities, having regard to our current and future plans and objectives, as well as anticipated industry and market developments. In accordance with our corporate governance guidelines, the nominating and corporate governance committee also believes that having a diverse Board of Directors can offer a breadth and depth of perspectives that enhance the Board of Directors’ performance. The nominating and corporate governance committee values diversity of abilities, experience, perspective, education, gender, background, race and national origin and, accordingly, recommendations concerning director nominees are based on these considerations, in addition to merit and past performance, expected contribution to the Board of Directors’ performance, and knowledge of the industry and sector in which we operate. Additionally, in evaluating and identifying potential nominees, the nominating and corporate governance committee evaluates skills which may complement those already serving, or provide additional expertise not already present on the Board of Directors.

In furtherance of our commitment to diversity, the nominating and corporate governance committee will balance these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to the Board of Directors. Although we have not adopted specific targets, the nominating and corporate governance committee will consider the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors.

We have previously engaged Egon Zehnder International Inc. (“Egon”) for the purpose of identifying highly qualified director nominee candidates that also align with our philosophy on diversity. Prior to their initial appointment to the Board of Directors, none of the director nominees at this year’s Meeting were first identified to the nominating and corporate governance committee by Egon.

The nominating and corporate governance committee will consider for nomination qualified director candidates recommended by our stockholders in accordance with our certificate of incorporation and bylaws. Any stockholder who wishes to recommend a director candidate is directed to submit written notice of the nomination to our Corporate Secretary at our principal executive offices. For details on the requirements for the submission of such notice, see “Proposal 1—Election of Directors—Advance Notice Policy” in this proxy statement.

All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our Board of Directors.

Our Board of Directors has determined that each of the members of our nominating and corporate governance committee is independent as defined by the Nasdaq rules.

The nominating and corporate governance committee met five times during the year ended December 31, 2025. The table below provides the attendance record for nominating and corporate governance committee members at nominating and corporate governance committee meetings held in 2025:

Director	Attendance Record
Carlos Campoy(1)	4/4
Alessandra Cesano(2)	5/5
Gregory Ciongoli(3)	1/1
Derek Miller(4)	4/4
Oleg Nodelman(5)	4/4

(1)	Mr. Campoy ceased serving on the nominating and corporate governance committee in November 2025.
(2)	Dr. Cesano was appointed to the nominating and corporate governance committee in February 2024.
(3)	Mr. Ciongoli was appointed to the nominating and corporate governance committee in November 2025.
(4)	Mr. Miller ceased serving on the nominating and corporate governance committee in November 2025 in connection with his resignation from the Board of Directors.
(5)	Mr. Nodelman was appointed to the nominating and corporate governance committee in February 2025.

Research and Development Committee

We previously maintained a research and development committee as a committee of the Board of Directors. Following a review of the structure of our Board of Directors and its committees, in November 2025 our Board of Directors determined to dissolve the research and development committee.

Our research and development committee held two meetings during the year ended December 31, 2025. The table below provides the attendance record for research and development committee members at research and development committee meetings held in 2025:

Director	Attendance Record
Alessandra Cesano	2/2
Nancy Davidson	2/2
Neil Gallagher	2/2
Kelvin Neu	2/2

Corporate Sustainability Initiatives

At Zymeworks, we are driven by our mission to make a meaningful difference for people around the world who are impacted by difficult-to-treat cancers and other serious diseases. We believe that we have a unique ability to use our combined talents to achieve something bigger than ourselves. As such, we are driven by our social purpose and place high value on our contributions to society and the environment, along with putting governance and compliance at the heart of everything we do.

For information regarding our Board of Directors’ oversight of ESG matters, see “Governance—Board of Directors—Environmental, Social and Governance Oversight.”

We hope to lead the way for biotechnology companies of our size and stage of development.

We will continue to invest in our employees and culture, and anticipate reporting on other corporate sustainability initiatives in the future.

Communications with the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of our Board of Directors (including, without limitation, the non-management directors as a group), any committee of our Board of Directors or the chair of any such committee. Written correspondence may be sent addressed to our Board of Directors, any committee or any individual director, c/o Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Our Corporate Secretary, General Counsel, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board of Directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our Board of Directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Corporate Secretary, General Counsel, Chief Financial Officer or Legal Department will route communications to the appropriate director(s) or, if none is specified, then to the lead independent director.

Our Corporate Secretary, General Counsel, Chief Financial Officer or Legal Department may decide in the exercise of his, her or its judgment whether a response to any communication is necessary and shall provide a report to the nominating and corporate governance committee of any communications received for which the Corporate Secretary, General Counsel, Chief Financial Officer or Legal Department has responded.

These policies and procedures do not apply to (a) communications to non-management directors from our officers or directors who are stockholders or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Any requests for investor relations materials should be made to our Investor Relations Department.

As part of our ongoing stockholder engagement, members of management (including the Chair of our Board of Directors) and our Investor Relations Department (i) make themselves available to, and meet regularly with, stockholders in individual meetings and at investor conferences and (ii) provide reports of feedback from shareholder interactions to our Board of Directors for consideration and discussion. In addition, upon request, the Company has made and will continue to make independent directors available to meet with stockholders from time to time. Stockholder feedback continues to be important to us, and we are committed to continue to engage with stockholders to understand their views.

At our 2025 annual meeting, our non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote) received approximately 94% of the votes cast in support of the proposal (excluding broker non-votes and abstentions). We frequently engage in stockholder outreach and discuss a wide range of topics, including discussions regarding compensation-related matters. We take our say-on-pay vote results seriously and will continue to consider the feedback we receive from stockholders and use such feedback to inform the compensation committee’s deliberations and decisions with respect to our executive compensation practices.

PROPOSALS TO BE VOTED ON

Proposals 1, 2, 3, 4, 5 and 6 are included in this proxy statement at the direction of our Board of Directors. Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees in Proposal 1, “FOR” Proposal 2, “1 YEAR” for Proposal 3, “FOR” Proposal 4, “FOR” Proposal 5 and “FOR” Proposal 6.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The nominating and corporate governance committee has recommended, and our Board of Directors has nominated, the following three individuals for election as directors, all of whom are currently directors:

•	Brian N. Cherry

•	Gregory A. Ciongoli; and

•	Oleg Nodelman.

In making the nominations, both our nominating and corporate governance committee and our Board of Directors considered the nominees’ other obligations, experience, tenure, and attendance record. Also, in furtherance of our commitment to diversity, our nominating and corporate governance committee balances these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to our Board of Directors. Our nominating and corporate governance committee considers the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors. At this time, we have not adopted any specific targets for recruiting and retaining qualified female directors but will continue to pursue our objectives through ongoing diversity initiatives with a view to continue identifying and fostering the development of a suitable pool of candidates for nomination or appointment to our Board of Directors.

Mr. Nodelman was recommended to the nominating and corporate governance committee by EcoR1 Capital LLC, a security holder of the Company.

Our Board of Directors determined that Messrs. Cherry, Ciongoli and Nodelman are independent under applicable SEC and exchange standards.

Biographical information regarding each director nominee and their qualifications to serve as a director are set forth below as of October 21, 2026. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Brian N. Cherry Mr. Cherry is 52 years old and has served as a member of our board of directors since January 2026. Mr. Cherry has spent more than 25 years investing in and helping build businesses across a wide range of industries including healthcare, industrials, business services, financial services and consumer products. He has led buyout and growth equity investments in companies totaling over $25 billion in enterprise value. Mr. Cherry has served on the board of directors of Atara Biotherapeutics since June 2026. Previously, Mr. Cherry was a Managing Partner at Oak Hill Capital, a private equity firm, from 2014 until 2024. Since 2024, Mr. Cherry has served as the Founder and Principal of Flyway Holdings, a family office investment platform. His board experience includes more than a dozen private and public companies, the U.S. Air Force Academy Foundation, and the Undergraduate Financial Aid Leadership Council at the University of Pennsylvania. Mr. Cherry earned his BA from Princeton University and his MBA from The Wharton School at the University of Pennsylvania.

The Board of Directors believes that Mr. Cherry is qualified to serve on our Board of Directors because of his extensive strategic leadership experience, particularly in capital allocation and strategic acquisitions.

Gregory A. Ciongoli Mr. Ciongoli is 51 years old and has served as a member of our Board of Directors since August 2025. Mr. Ciongoli is currently the Founder and Managing partner at Adiumentum Capital Management, a Boston-based investment firm, and has served in that role since March 2024. Mr. Ciongoli has also served on the board of directors of Atara Biotherapeutics since September 2024, including as board chair since September 2025. Mr. Ciongoli has also served on the board of directors of REGENXBIO Inc. since August 2026. Mr. Ciongoli served as a Public Group Investing Partner at the Baupost Group from 2007 to 2024. Mr. Ciongoli has served on the board of directors of Pelotero Corp. since March 2020, 33rd Team since September 2022, and Wavebreak Therapeutics since August 2017, and served as a board observer at Viasat Inc. from October 2018 to May 2023. In addition, Mr. Ciongoli previously served as a board observer at Idenix Pharmaceuticals, Intarcia Therapeutics, Keryx Biopharmaceuticals, Orexigen Therapeutics and Translate Bio. Earlier in his career, Mr. Ciongoli held the position of Director in the Event-Driven Equity Group at Sowood Capital Management from 2005 to 2007 and worked as an Investment Analyst at Vinik Asset Management from 2003 to 2005 and at Thomas H. Lee Partners from 1999 to 2001. Mr. Ciongoli began his career as a Financial Analyst in the Healthcare Investment Banking Group at Goldman, Sachs & Co. from 1997 to 1999. Mr. Ciongoli also serves as the Chair of the Advisory Board for the James Madison Program in American Ideals and Institutions at Princeton University, and is actively involved in a number of local not-for-profit organizations. Mr. Ciongoli earned a Master in Business Administration degree from Harvard Business School in June 2003 and earned his Bachelor of Arts degree from the Woodrow Wilson School of Public and International Affairs at Princeton University in 1997.

The Board of Directors believes that Mr. Ciongoli is qualified to serve on our Board of Directors because of his extensive strategic leadership experience in the pharmaceutical sector.

Oleg Nodelman Mr. Nodelman is 49 years old and has served as a member of our Board of Directors since February 2025. Since October 2013, Mr. Nodelman has served as the Founder and Portfolio Manager of EcoR1 Capital LLC, a biotech-focused investment advisory firm established in 2013, and one of our principal stockholders. Previously, Mr. Nodelman served as a Portfolio Manager at BVF Partners from 2001 to 2012. Mr. Nodelman earned a B.S.F.S. in Science and Technology from Georgetown University, School of Foreign Service in 1999. Mr. Nodelman has served on the board of Galapagos NV since October 2024 and AnaptysBio since April 2021. He previously served on the board of directors of Prothena Corporation plc from December 2019 to December 2024, Nuvation Bio Inc. from February 2021 to December 2023 and Panacea Acquisition Corp. II from April 2020 to February 2021. On December 13, 2024, the Enforcement Committee of the Autorité des Marchés Financiers (“AMF”), the entity that regulates the French financial markets, fined Mr. Nodelman and EcoR1 Capital LLC (the “Fund”) €3.0 million and €7.0 million, respectively, for violations of applicable market abuse regulations and failures to comply with reporting obligations for holders that exceed or fall below ownership of five percent of an issuer’s equity capital that is listed on Euronext Paris. Mr. Nodelman and the Fund disagree with the AMF’s ruling and, in February 2025, submitted an appeal, which they intend to vigorously pursue.

The Board of Directors believes that Mr. Nodelman is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, in addition to his knowledge of our industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT.

Continuing Members of the Board of Directors

Biographical information regarding the members of the Board of Directors expected to continue in office following the conclusion of the Meeting is set forth below as of October 21, 2026. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Carlos Campoy

Mr. Campoy is 62 years old and has served as a member of our Board of Directors since June 2023. Mr. Campoy served as Chief Financial Officer of CytomX Therapeutics, Inc. from March 2020 through September 2022. Prior to CytomX Therapeutics, Mr. Campoy served as the Chief Financial Officer of Alder BioPharmaceuticals, Inc., a

public biopharmaceutical company acquired in October 2019 by Lundbeck A/S, from December 2018 to November 2019. During his time at Alder BioPharmaceuticals, Mr. Campoy led the finance organization and readied the company for commercial launch of its lead program, eptinezumab. Prior to Alder BioPharmaceuticals, Mr. Campoy was a partner at Think Forwards, a boutique financial consulting firm, from September 2017 to December 2018. Prior to his position at Think Forwards, Mr. Campoy held the role of vice president of finance at Allergan plc from July 2014 to November 2016. Prior to joining Allergan, Mr. Campoy held senior financial leadership positions at Eli Lilly and Company from 1996 to 2014, including Chief Financial Officer of Eli Lilly Japan K.K. Mr. Campoy is NACD Directorship Certified® and holds a Certified Management Accountant (CMA) designation. Mr. Campoy received his M.B.A. in Finance and Decision Information Systems from Indiana University and his B.S. in Management from Faculdade de Ciências Contábeis e de Administração de Empresas de Tupã (FACCAT), in São Paulo, Brazil.

The Board of Directors believes that Mr. Campoy is qualified to serve on our Board of Directors because of his extensive strategic and financial leadership experience in the pharmaceutical and biotechnology sectors.

Alessandra Cesano

Dr. Cesano is 66 years old and has served as a member of our Board of Directors since February 2024. Dr. Cesano has served as an advisor to General Catalyst, a venture capital and investment firm, since February 2025. Dr. Cesano served as the Chief Medical Officer of ESSA Pharma Inc., a pharmaceutical company developing therapies for the treatment of prostate cancer, from July 2019 to May 2025. Previously, Dr. Cesano was the Chief Medical Officer of NanoString Technologies, Inc., a biotechnology company that develops translational research tools, from July 2015 to July 2019, where she focused on development of translational and diagnostic multi-plexed assays for the characterization and measurement of mechanisms of immune response and resistance. Prior to NanoString, Dr. Cesano was Chief Medical Officer at Cleave Biosciences, Inc., a biopharmaceutical company focusing on protein therapies for the treatment of cancer and neurodegenerative diseases, and before that she served as Chief Medical Officer and Chief Operations Officer at Nodality, Inc., where she built and led the Research & Development group, while providing the overall clinical vision for the organization. Dr. Cesano has also held various management positions at Amgen Inc., Biogen Inc. (formerly Biogen Idec) and SmithKline Beecham Pharmaceuticals, where she helped to advance various oncology drugs through late-stage development and U.S. Food and Drug Administration (“FDA”) approvals. She currently serves as associate editor for the Biomarker section of the Journal for ImmunoTherapy of Cancer and co-chair of the Society for Immunotherapy of Cancer (SITC) regulatory committee. She has been an author on more than 140 publications. Dr. Cesano has served as a director at Puma Biotechnology, Inc. since July 2022 and as a director of Summit Therapeutics Inc. since November 2022. Dr. Cesano received an M.D. summa cum laude, a board certification in oncology and a Ph.D. in Tumor Immunology from the University of Turin, Italy.

The Board of Directors believes that Dr. Cesano is qualified to serve on our Board of Directors because of her extensive experience in biotechnology research and development and oncology.

Robert E. Landry

Mr. Landry is 62 years old and has served as a member of our Board of Directors since August 2025. Mr. Landry served as the Executive Vice President and Chief Financial Officer at Regeneron Pharmaceuticals, Inc., from September 2013 to January 2024. Prior to his time at Regeneron, Mr. Landry served from January 1988 to August 2013 as the Senior Vice President, Treasurer, Senior Vice President, Finance, and in other various corporate roles at Pfizer (formerly Wyeth). Mr. Landry started his career at Coopers & Lybrand, now PricewaterhouseCoopers LLP. Mr. Landry also currently serves on the board of directors of Cytokinetics, Inc., a late-stage biopharmaceutical company. Mr. Landry is a Certified Public Accountant in New York (inactive) and attended the University of Notre Dame, where he earned a B.B.A. in accounting in 1986.

The Board of Directors believes that Mr. Landry is qualified to serve on our Board of Directors because of his extensive financial and leadership experience, in addition to his knowledge of our industry.

Kenneth Galbraith

Mr. Galbraith is 64 years old and has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022, and served as our interim Chief Financial Officer from January 2026 to April 2026 and from April 2024 to September 2024. Mr. Galbraith was a Managing Director at Five Corners Capital, Inc., which he founded in 2013, from February 2021 until January 2022. He served as Executive in Residence at Syncona Investment Management Limited (“SIML”, a subsidiary of Syncona Limited, a company that builds a portfolio of life sciences businesses), from April 2021 until January 2022. He has served as an advisor to SIML since May 2023 and as a director of SIML since November 2024, including as Chair since February 2025. He served as Chief Executive Officer of Liminal BioSciences Inc. (formerly Prometic Life Sciences Inc.), a publicly held company, from April 2019 to November 2020, continuing as an advisor to that company from November 2020 to February 2021. He also served as Chief Executive Officer of Fairhaven Pharmaceuticals Inc. from June 2017 to April 2019. Mr. Galbraith has served as a director of several publicly held companies, including MacroGenics, Inc. from July 2008 until January 2022, Profound Medical Corp. from January 2017 to May 2023, and Celator Pharmaceuticals, Inc. from July 2008 to October 2013. He has also served as a director of several privately held companies. Previously, he joined Ventures West Capital in 2007 and founded Five Corners Capital Inc. in 2013 to manage the continued operations of the Ventures West Investment Funds. Mr. Galbraith has over 35 years of experience serving as an executive, director, investor and adviser to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors. Mr. Galbraith received his B.Comm. from the University of British Columbia.

Based on Mr. Galbraith’s depth of experience in the biotechnology industry, ranging from executive officer to director roles, the Board of Directors believes Mr. Galbraith has the appropriate set of skills to serve as a member of our Board of Directors.

Susan Mahony

Dr. Mahony is 62 years old and has served as a member of our Board of Directors since June 2019 and as Lead Independent Director of our Board of Directors since December 2023. Dr. Mahony is an executive with over 30 years of experience in pharmaceutical and life sciences companies. Dr. Mahony served as Senior Vice President of Eli Lilly and Company and President of Lilly Oncology from February 2011 until August 2018. She joined Lilly in 2000, holding senior leadership positions in product development, marketing, human resources, and general management. Prior to joining Lilly, Dr. Mahony served in sales and marketing roles in Europe for over a decade for Schering-Plough, Amgen, and Bristol-Myers Squibb. Dr. Mahony has served on the board of directors of Assembly Biosciences, Inc. since December 2017, on the board of directors of Axsome Therapeutics, Inc. since October 2023, and on the board of directors of Catalent, Inc. since February 2025. She previously served on the board of directors of Horizon Therapeutics Public Limited Company from August 2019 to October 2023 (acquired by Amgen Inc.) and on the board of directors of Vifor Pharma from May 2019 until August 2022 (acquired by CSL Limited). Dr. Mahony received a B.Sc. and a Ph.D. from Aston University and an M.B.A. from London Business School. Dr. Mahony is NACD Directorship Certified®.

Based on Dr. Mahony’s extensive experience in management at public pharmaceutical companies, together with her experience serving on the board of directors of public and private companies, our Board of Directors concluded that she should serve as a director due to our business focus and strategy.

Kelvin Neu

Dr. Neu is 52 years old and has served as a member of our Board of Directors since March 2020. Dr. Neu is Founder and Chief of Herringbone, a life sciences innovation practice established in February 2022. Dr. Neu is also Co-Founder and Director of QDX Pte Ltd and QDX Technologies Pte Ltd (which work in the area of computational drug discovery) and XBI Biosciences LLC (a therapeutics development company). Previously,

Dr. Neu was a Partner at Baker Bros. Advisors LP, a registered investment adviser, where he worked from 2004 until 2021. Dr. Neu previously served on the board of directors of IGM Biosciences from 2019 to 2021, Prelude Therapeutics from 2016 to 2021, Idera Pharmaceuticals, Aquinox Pharmaceuticals and XOMA Corporation. Dr. Neu holds an M.D. from the Harvard Medical School-MIT Health Sciences and Technology program, and spent three years in the Immunology Ph.D. program at Stanford University as a Howard Hughes Medical Institute Fellow. Dr. Neu holds an A.B. (summa cum laude) from Princeton University, where he was awarded the Khoury Prize for graduating first in his department of Molecular Biology.

The Board of Directors believes that Dr. Neu is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, knowledge of our industry, and educational background in biology and biotechnology.

Staggered Board Provisions and Terms of Election

Our certificate of incorporation currently provides for a staggered board of directors consisting of three classes of directors, with each class of directors serving staggered three-year terms. At the Meeting we will be seeking approval of Proposal 5 to amend our charter to phase out the staggered board structure by our 2029 annual meeting of stockholders. For more information see “Proposal 5—Approval of the Amendment and Restatement of our Amended and Restated Certificate of Incorporation to Declassify our Board of Directors”.

Our directors or director nominees are up for re-election or election, respectively, as follows:

Class	Name	Term Expires
Class II	Gregory Ciongoli Brian N. Cherry Oleg Nodelman	Annual Meeting of Stockholders held in 2026

Class III	Kenneth Galbraith Susan Mahony Kelvin Neu	Annual Meeting of Stockholders held in 2027

Class I	Carlos Campoy Alessandra Cesano Robert E. Landry	Annual Meeting of Stockholders held in 2028

If Proposal 5 is approved at the Meeting, commencing with the election of directors at our annual meeting to be held in 2027, all directors whose terms are expiring would be elected annually for terms of one year. This change to declassify our Board of Directors, if approved by our stockholders, will not affect the terms of the directors elected at this Meeting, who are being elected for a three-year term.

If Proposal 5 is not approved at the Meeting, all classes of directors will continue to be elected for a three-year term.

Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Upon the resignation of a director, the remaining directors may fill the vacancy resulting from the resignation for the remainder of the unexpired term.

Replacement or Removal of Directors

Directors appointed to fill vacancies shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced.

Under our certificate of incorporation and bylaws, the number of directors of Zymeworks is set by our Board of Directors from time to time, except that the Board of Directors may not increase the number of directorships by more than 1/3 of the number of directors in office at the conclusion of the most recent annual meeting of stockholders prior to the next annual meeting of stockholders. Our Board of Directors has set the number of directors at nine.

Majority Voting Policy

Our current “majority voting policy” provides that a nominee for election as a director of Zymeworks who does not receive a greater number of votes “for” than votes “withheld” with respect to the election of directors by stockholders must offer to tender their resignation to the Chair of our Board of Directors promptly following the meeting of stockholders at which the director was elected. The nominating and corporate governance committee will consider such offer and make a recommendation to our Board of Directors whether or not to accept such resignation. Our Board of Directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances relating to the composition of the Board of Directors or the voting results that should delay the acceptance of the resignation or justify rejecting it. Our Board of Directors will make its decision and announce it in a press release within 90 days following the meeting of stockholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our Board of Directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply to contested meetings at which the number of directors nominated for election is greater than the number of seats available on the Board of Directors.

Advance Notice Policy

If a stockholder would like us to consider including a proposal in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before 120 calendar days before the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before an annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day and no later than 5:00 p.m., Eastern Time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting as first specified in our notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent).

In the event that we hold our 2027 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of such annual meeting and no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of the annual meeting or, (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Certain Relationships and Related Transactions

Other than as discussed below and the compensation arrangements discussed under “Executive Compensation —Discussion of Executive Compensation Practices,” since January 1, 2024, there have not been any transactions to which we are a party, nor are there any proposed transactions to which we would be a party, with related parties and which we are required to disclose pursuant to the rules of the SEC.

On December 28, 2023, EcoR1 purchased an aggregate of 5,086,521 pre-funded warrants to purchase 5,086,521 shares of our common stock in a private placement. The per share purchase price for the pre-funded warrants was $9.8299, for an aggregate purchase price of $50.0 million. In connection with the private placement, we entered into a registration rights agreement with EcoR1 requiring us to register the resale of the shares of our common stock issuable upon exercise of the pre-funded warrants. In addition, we agreed that EcoR1 would have the right to nominate one of its partners as a member of our board of directors, subject to specified conditions. On February 22, 2024, our board of directors appointed Mr. Scott Platshon as a member of our board of directors. EcoR1 beneficially owned more than 5% of our shares of common stock prior to this purchase. Under the registration rights agreement, we agreed to file a registration statement covering the resale by EcoR1 of their registrable securities upon the earlier of March 15, 2024 and the first business day following the date that we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We agreed to use commercially reasonable efforts to cause such registration statement or final prospectus, as applicable, to be declared effective as soon as practicable, but no later than the later of April 29, 2024 and the 123rd calendar day following the closing date, and to keep such registration statement effective for a period that terminated on the second anniversary of the date of the securities purchase agreement. The registration statement filed pursuant to the registration rights agreement became automatically effective upon filing on March 7, 2024.

On June 26, 2025, we entered into an amendment to the outstanding pre-funded warrants issued to EcoR1 on December 28, 2023. Oleg Nodelman, the manager of EcoR1 Capital LLC, is now and was at the time of the amendment a member of our board of directors. Scott Platshon, a partner at EcoR1 Capital LLC, was at the time of the amendment a member of our board of directors. The amendment removed the limitation on exercise contained in Section 12 of the pre-funded warrants, which prohibited the exercise of the pre-funded warrants if, after giving effect or immediately prior to such exercise, a purchaser, together with its affiliates and any other persons whose beneficial ownership of shares of our common stock would be aggregated with such purchaser for purposes of Section 13(d) of the Exchange Act, would beneficially own more than 19.99% of the total number of issued and outstanding shares of our common stock or voting power following such exercise. On June 26, 2025, EcoR1 net exercised the pre-funded warrants in full to acquire 5,086,521 shares of our common stock at an exercise price of $0.0001 per share. We issued the shares pursuant to the exercise on June 27, 2025.

On August 10, 2025, we entered into a stock purchase agreement for a private placement with Mr. Ciongoli following his appointment as a director. Pursuant to the stock purchase agreement, Mr. Ciongoli agreed to purchase 415,000 shares of our common stock for an aggregate purchase price of $5.0 million. The per share purchase price of $12.02 represented the consolidated closing bid price of a share of our common stock on the Nasdaq on August 8, 2025. There were no underwriting discounts or commissions associated with the private placement. The private placement closed on August 12, 2025.

On November 18, 2025, we entered into an employment agreement (the “Original Platshon Employment Agreement”) with Scott Platshon, who served as a member of our board of directors from February 22, 2024 to November 16, 2025. The Original Platshon Employment Agreement provided the following compensation and benefits for Mr. Platshon’s part-time role as Acting Chief Investment Officer: (a) an annual base salary of $70,500; (b) an award of 167,000 options to purchase shares of common stock, which are scheduled to vest as to 25% of the options on the one-year anniversary of the Original Platshon Employment Agreement, with 1/36 of the remaining options vesting on the last day of each month thereafter; and (c) an award of 111,111 RSUs, which are scheduled to vest as to 1/3 on each anniversary of the Original Platshon Employment Agreement. The Original Platshon Employment Agreement provided for its termination on the earlier of the effective date of termination by either party or the first anniversary of the Original Platshon Employment Agreement. If Mr. Platshon remained employed through the one-year anniversary of the Original Platshon Employment Agreement and, as of such date, we had not extended the terms of his employment, then he would have immediately forfeited all options and RSUs that are outstanding and unvested as of such date. If Mr. Platshon remained employed through the one-year anniversary of the Original Platshon Employment Agreement, and as of such date, (i) we had not extended the terms of his employment but (ii) we and Mr. Platshon had entered into a consulting agreement, then effective as of immediately following such first anniversary, Mr. Platshon would forfeit 50% of the unvested shares subject to his options and RSUs (with such forfeiture taken pro-rata from each remaining tranche), and the remaining unvested shares subject to his options and RSUs would continue to vest over the remaining schedule of such awards, subject to Mr. Platshon’s continued service. If Mr. Platshon was terminated without cause (as defined in the Original Platshon Employment Agreement) prior to the first anniversary of the Original Platshon Employment Agreement, then he would be entitled to full vesting acceleration of the unvested and outstanding portions of the options and RSUs that would have vested had he remained an employee through such first anniversary, subject to the execution of a general release of claims by Mr. Platshon. Effective April 9, 2026 we entered into an amended and restated employment agreement with Mr. Platshon (the “Amended Platshon Employment Agreement”) pursuant to which he was appointed to Executive Vice President and Chief Business Officer on a full-time basis. The Amended Platshon Employment Agreement provided the following compensation and benefits: (a) an annual base salary of $550,000; (b) a signing bonus of $55,000; (c) an award of 70,000 options to purchase shares of common stock, which are scheduled to vest as to 25% of the options on the one-year anniversary of the Amended Platshon Employment Agreement, with 1/36 of the remaining options vesting on the last day of each month thereafter; (d) an award of 47,000 RSUs, which are scheduled to vest as to 1/4 on each anniversary of the Amended Platshon Employment Agreement; and (e) 38,000 performance-based restricted stock units which will vest in accordance with certain performance and service-based vesting terms and conditions.

Each of these transactions was approved pursuant to our formal, written policy regarding related person transactions.

Indebtedness of Directors, Executive Officers and Employees

None of our directors, executive officers, employees, former directors, former executive officers or former employees, and none of their associates, is indebted to us or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided by us.

Policy Regarding Related Party Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.

Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.

The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company, other than an acquisition by us of that company, at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

Interests of Management and Others in Material Transactions

Other than as described elsewhere in this proxy statement, there are no material interests, direct or indirect, of any of our directors or executive officers, any stockholder that beneficially owns, or controls or directs (directly or indirectly), more than 5% of any class or series of our outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction since January 1, 2024 that has materially affected or is reasonably expected to materially affect us or our subsidiaries.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Discussion of Executive Compensation Practices, compensation tables and related narrative discussion contained in the 2026 proxy statement, is hereby approved.”

As described in the section titled “Executive Compensation—Discussion of Executive Compensation Practices” included in this proxy statement below, we believe that our executive compensation program is designed to support our long-term success.

We urge stockholders to read the section titled “Executive Compensation—Discussion of Executive Compensation Practices” and the related narrative and tabular compensation disclosure included in this proxy statement. The “Discussion of Executive Compensation Practices” provides detailed information regarding our executive compensation program and policies and procedures, as well as the compensation of our named executive officers.

Required Vote: Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. While this non-binding, advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the compensation committee, we value the opinions of our stockholders. Accordingly, our Board of Directors and the compensation committee will consider the outcome of this non-binding, advisory vote when making future compensation decisions for our named executive officers. Currently, we conduct non-binding, advisory votes on the compensation of our named executive officers on an annual basis. This year our stockholders have an opportunity to cast an advisory vote on the frequency of future non-binding, advisory votes on the compensation of our named executive officers in Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board of Directors recommends that the stockholders select a frequency of one year.

After considering the benefits and consequences of each alternative, the Board of Directors recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders every year. The Board of Directors believes that an annual advisory vote on the compensation of the Company’s named executive officers will provide the most timely feedback regarding the Company’s executive compensation practices. However, the Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the highest number of votes cast at the Meeting will be deemed to be the frequency preferred by the stockholders.

While the Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every two years or every three years.

The Board of Directors and the compensation committee value the opinions of the stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the votes cast.

Required Vote: The frequency receiving the highest number of votes cast at the Meeting will be considered the frequency preferred by stockholders. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the Meeting but will not be considered as votes cast on the proposal. If the Board’s recommendation of “1 Year” as the frequency of the solicitation of non-binding advisory votes on the compensation of the Company’s named executive officers does not receive the highest number of votes cast at the Meeting, then the option receiving the highest number of votes cast at the Meeting will be deemed the frequency selected by the stockholders. While this non-binding, advisory vote is not binding on us, our Board of Directors or the compensation committee, we value the opinions of our stockholders. Accordingly, our Board of Directors and the compensation committee intend to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the votes cast at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF “1 YEAR” AS THE FREQUENCY OF SOLICITATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL 4— APPROVAL OF THE 2026 EMPLOYEE STOCK PURCHASE PLAN

Due to the upcoming expiration of our Amended and Restated Employee Stock Purchase Plan (the “Current ESPP”), at the Meeting, stockholders will be asked to consider and vote upon a proposal to approve a new 2026 employee stock purchase plan (the “2026 Employee Stock Purchase Plan”). The 2026 Employee Stock Purchase Plan has been recommended by the compensation committee and approved by the Board of Directors, subject to approval by stockholders.

The 2026 Employee Stock Purchase Plan will become effective upon receiving stockholder approval at the Meeting. If the 2026 Employee Stock Purchase Plan is approved by our stockholders, it will replace our Current ESPP after a final purchase under the Current ESPP on December 31, 2026. The Current ESPP is scheduled to expire by its terms in April 2027, ten years after our initial public offering in April 2017. However, if the 2026 Employee Stock Purchase Plan is approved, we will terminate the Current ESPP effective after a final purchase on December 31, 2026.

Under the 2026 Employee Stock Purchase Plan, the maximum number of shares of our common stock that will be made available for sale under the plan will be equal to 2,000,000 shares, subject only to adjustment upon changes in capitalization of the Company as provided under the 2026 Employee Stock Purchase Plan. This number is approximately the same number of shares we expect to be available for issuance under our Current ESPP immediately after the purchase date on December 31, 2026 (and immediately before its planned termination if stockholders approve the 2026 Employee Stock Purchase Plan). We are not asking for any additional shares for the 2026 Employee Stock Purchase Plan over what is available under the Current ESPP, which as of October 21, 2026 was 2,086,579. The 2,000,000 shares of our common stock we are requesting for the 2026 Employee Stock Purchase Plan represents, as of October 21, 2026, approximately [●]% of the Company’s outstanding shares.

Additionally, unlike the Current ESPP, the share reserve under the 2026 Employee Stock Purchase Plan will not be subject to automatic increases in the shares reserved for issuance under an evergreen provision. Not having an evergreen provision in the 2026 Employee Stock Purchase Plan is a result of our Board of Directors’ ongoing review of our corporate governance policies, and its decision to instead, if additional shares are needed to maintain the usefulness of the 2026 Employee Stock Purchase Plan, to seek the approval of our stockholders for such increases.

If our stockholders approve the 2026 Employee Stock Purchase Plan, it will remain in effect for 20 years, unless terminated earlier by the Company. If our stockholders do not approve the 2026 Employee Stock Purchase Plan, the Current ESPP will remain in effect in its current form until its expiration in April 2027.

Reasons for adopting the 2026 Employee Stock Purchase Plan

The Board and our compensation committee believe that continuing to maintain an employee stock purchase plan and a sufficient share reserve thereunder is an important factor in attracting, motivating, and retaining talented personnel who possess the skills necessary to expand our business and assist in the achievement of our strategic objectives. The 2026 Employee Stock Purchase Plan provides a significant incentive to eligible employees by allowing participants an opportunity to purchase our common stock at a discount through accumulated contributions of their earned compensation. Ensuring that we have the 2026 Employee Stock Purchase Plan as well as sufficient shares under the 2026 Employee Stock Purchase Plan available to allow participation by our employees helps align the objectives of our stockholders and our employees and is important in attracting, motivating, and retaining the highly skilled personnel that are essential to our success and the creation of long-term value for our stockholders.

Summary of Material Terms of the 2026 Employee Stock Purchase Plan

A summary of the material terms of the 2026 Employee Stock Purchase Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2026 Employee Stock Purchase Plan, which is filed with this Proxy Statement as Appendix A.

Purpose

The purpose of the 2026 Employee Stock Purchase Plan is to provide eligible employees of the Company and certain of its affiliates and subsidiaries with an opportunity to use accumulated contributions, which generally will be made through payroll deductions, of their earned compensation to purchase shares of our common stock and thereby acquire an ownership interest in the Company. The 2026 Employee Stock Purchase Plan consists of two components: a 423 component which is intended to qualify (the “423 Component”), and a non-423 component (the “Non-423 Component”) which does not qualify, as an “employee stock purchase plan” within the meaning of Section 423 of the Code (“Section 423”). Except as otherwise provided in the 2026 Employee Stock Purchase Plan, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Authorized Shares

If this Proposal 4 is approved, then subject to adjustment for certain changes in our capitalization, the maximum number of shares of our common stock that may be sold under the 2026 Employee Stock Purchase Plan will be 2,000,000 shares. The 2026 Employee Stock Purchase Plan does not contain the annual automatic increase in the number of shares reserved and available for issuance included in the Current ESPP. Shares under the 2026 Employee Stock Purchase Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market. As of October 21, 2026, the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, was $[●] per share.

In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of our common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of common stock that may be delivered under the 2026 Employee Stock Purchase Plan, the purchase price per share, the class and the number of shares of common stock covered by each option under the 2026 Employee Stock Purchase Plan that has not yet been exercised, and the numerical share limits contained in the 2026 Employee Stock Purchase Plan.

Plan Administration

The 2026 Employee Stock Purchase Plan will be administered by our compensation committee, our board of directors, or a committee appointed by our compensation committee or our board of directors that is constituted to comply with applicable laws (the “administrator”). Subject to the terms of the 2026 Employee Stock Purchase Plan, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the 2026 Employee Stock Purchase Plan, to delegate ministerial duties and such other duties and authority as the administrator deems appropriate to any of our employees, to designate separate offerings under the 2026 Employee Stock Purchase Plan, to designate subsidiaries and affiliates as eligible to participate in the 2026 Employee Stock Purchase Plan as participating in the 423 Component and the Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the 2026 Employee Stock Purchase Plan and to establish such procedures that it deems necessary or advisable for the administration of the 2026 Employee Stock Purchase Plan to permit the participation in the 2026 Employee Stock Purchase Plan by employees who are foreign nationals or employed outside the United States. The administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of compensation, handling of contributions, making of contributions to the 2026 Employee Stock Purchase Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable United States. tax rules relating to the qualification of employee stock purchase plans, the terms of an option granted under the 2026 Employee Stock Purchase Plan or an offering to citizens or residents of a non-United States. jurisdiction will be less favorable than the terms of options granted under the 2026 Employee Stock Purchase Plan or the same offering to employees resident solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, employees of the Company and any of its designated subsidiaries and affiliates are eligible to participate in the 2026 Employee Stock Purchase Plan, subject to the procedural enrollment and other requirements in the 2026 Employee Stock Purchase Plan.

Generally, an eligible employee will be such an employee who is providing services to the Company or any of its designated subsidiaries and who are customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year (or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator) for purposes of any separate offering or for Participants in the Non-423 Component. However, the administrator may, in its discretion, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that employees will not be eligible to participate if they: (i) have not completed at least two years of service since their last hire date (or such lesser period of time as may be determined by the administrator in its discretion), (ii) customarily work not more than 20 hours per week (or such lesser period of time as may be determined by the administrator in its discretion), (iii) customarily work not more than five months per calendar year (or such lesser period of time as may be determined by the administrator in its discretion), (iv) are a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) an individual described in the preceding clause (iv) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

No employee may be granted options to purchase shares of our common stock under the 2026 Employee Stock Purchase Plan if such employee (i) immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any of our parents or subsidiaries, or (ii) holds rights to purchase shares of our common stock under all employee stock purchase plans (as defined in Section 423) of the Company or any parent or subsidiary of the Company that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year the option is outstanding. Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the 2026 Employee Stock Purchase Plan or a specific offering if such participation is prohibited under applicable local law or if complying with the laws of the applicable jurisdiction would violate Section 423, and with respect to the Non-423 Component, an employee may be excluded from participation in the 2026 Employee Stock Purchase Plan or a specific offering if the administrator determines that the employee’s participation is not advisable or practicable.

For purposes of the 2026 Employee Stock Purchase Plan, designated subsidiaries include any subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Company that has been designated by the administrator as eligible to participate in the 2026 Employee Stock Purchase Plan and designated affiliates include any of our affiliates that have been designated by the administrator as eligible to participate in the 2026 Employee Stock Purchase Plan.

As of October 21, 2026, we had, collectively, approximately 287 employees (including our employee directors) of which approximately 237 employees (including eight executive officers) would be eligible to participate in the 2026 Employee Stock Purchase Plan.

Offering Periods and Purchase Periods

Pursuant to the terms of the 2026 Employee Stock Purchase Plan, on the first trading day of an offering period, each eligible employee who is participating in the plan will be granted an option to purchase shares of our common stock on each exercise date occurring in such offering period. The administrator will determine the length of each offering period, provided that no offering period may exceed 27 months in length. Offering periods will begin and end on such dates as the administrator may determine in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods, with the exercise dates of such purchase periods determined by the administrator. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected.

Under the Current ESPP, each offering period consists of one six-month purchase periods, with such periods commencing on January 1 and July 1, and ending on June 30 and December 31 of each calendar year. As an initial matter, the Company expects to maintain the same length and cadence of offering periods and purchase periods under the 2026 Employee Stock Purchase Plan, although that may change in the future.

Contributions

The 2026 Employee Stock Purchase Plan permits each participant to purchase shares of our common stock through payroll deductions (or such other methods if permitted by the administrator to comply with non-U.S. requirements) of between 1% and 15% of their eligible compensation; provided, however, that the administrator may, in its discretion, prior to the start of an affected offering period, increase or decrease the minimum and/or maximum percentage of eligible compensation that an a participant may elect to contribute in an offering period. No interest will accrue on a participant’s contributions to the 2026 Employee Stock Purchase Plan, unless required by applicable law. A participant may discontinue contributions during the offering period and, unless the administrator determines otherwise for any purchase period or offering period, may not increase, but may decrease, their contributions during the applicable offering period.

Unless the administrator determines otherwise prior to the commencement of an offering period, eligible compensation will include a participant’s base straight time gross earnings but exclude payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. The administrator may change the definition of eligible compensation for future offering periods.

Purchases

Amounts contributed and accumulated by a participant will be used to purchase shares of our common stock at the end of each purchase period.

Subject to the terms and conditions of the 2026 Employee Stock Purchase Plan, unless a participant’s participation in the 2026 Employee Stock Purchase Plan has ceased (such as through withdrawal or termination as an eligible employee) before a given exercise date within an offering period, the participant’s option will automatically be exercised on the exercise date. Subject to adjustment upon certain changes in our capitalization as described in the 2026 Employee Stock Purchase Plan, a participant may purchase a maximum of number of shares of our common stock during an offering period in an amount that the administrator may establish from time to time; provided, however, that the administrator may, in its discretion, prior to the start of an affected offering period, increase or decrease the maximum number of shares that a participant may purchase during each purchase period or offering period. The number of shares of our common stock purchased will be determined by dividing the payroll contributions accumulated in the participant’s account by the applicable purchase price, subject to the maximum share limit discussed above. No fractional shares may be purchased. Any contributions accumulated in a participant’s account which are not sufficient to purchase a full share of our common stock will be rolled over to the next purchase period or offering period, without interest (unless otherwise required under applicable law), or, if the participant has ceased participating in the 2026 Employee Stock Purchase Plan, will be refunded to them, without interest (unless otherwise required under applicable law). Any other funds left over in a participant’s account after the exercise date will be refunded to them, without interest (unless otherwise required under applicable law).

The purchase price of the shares on an exercise date will be 85% of the lower of the fair market value of our common stock on the first trading day of the applicable offering period or on the exercise date (or such higher percent as may be determined by the administrator). Unless the administrator determines otherwise, fair market value as of a given date under the 2026 Employee Stock Purchase Plan generally means the closing price of our common stock on day of determination. During a participant’s lifetime, a participant’s option under the 2026 Employee Stock Purchase Plan will only be exercisable by the participant.

To the extent permitted by applicable law, unless otherwise determined by the administrator, if an offering period provides for more than one exercise date and the closing price of a share of common stock on any exercise date in an offering period is lower than the fair market value of a share of common stock on the offering date of such offering period, then all participants in such offering period will be withdrawn automatically from such offering period immediately after the exercise of their option on such exercise date and automatically enrolled in the immediately following offering period.

If the administrator determines that, on a given exercise date, the number of shares of our common stock with respect to which options are to be exercised may exceed (i) the number of shares of common stock that were available for sale under the 2026 Employee Stock Purchase Plan on the enrollment date of the applicable offering period, or (ii) the number of shares of our common stock available for sale under the 2026 Employee Stock Purchase Plan on such exercise date, the administrator may in its sole discretion (x) provide that we will make a pro rata allocation of the shares of our common stock available for purchase on such enrollment date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase shares of our common stock on such exercise date, and continue all offering periods then in effect or (y) provide that we will make a pro rata allocation of the shares of our common stock available for purchase on such enrollment date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase shares of our common stock on the exercise date, and terminate any or all offering periods then in effect pursuant to the terms of the 2026 Employee Stock Purchase Plan.

Until shares of our common stock are issued to a participant under the 2026 Employee Stock Purchase Plan, the participant will have no rights as a stockholder and only have the rights of an unsecured creditor, unless applicable local law provides for any additional participant rights, as determined by the administrator.

Withdrawals; Termination of Employment

A participant may end their participation at any time during an offering period and all, but not less than all, of their accrued contributions not yet used to purchase shares of our common stock will be returned to them, without interest; provided that the administrator may set a deadline for when a withdrawal must occur to be effective prior to a given exercise date. If a participant withdraws from an offering period, they must re-enroll in the 2026 Employee Stock Purchase Plan in order to re-commence participation.

If a participant ceases to be an eligible employee for any reason, they will be deemed to have elected to withdraw from the 2026 Employee Stock Purchase Plan and their contributions not yet used to purchase shares of our common stock will be returned to them.

Non-Transferability

A participant may not assign, transfer, pledge or otherwise dispose of in any way (other than by will or the laws of descent and distribution) their rights with regard to options granted under the 2026 Employee Stock Purchase Plan or contributions credited to their account. Any attempt at a prohibited disposition will be without effect, except that we may treat such an act as an election to withdraw participation in the 2026 Employee Stock Purchase Plan.

Corporate Transactions

In the event of proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, which will occur prior to the date of our proposed dissolution or liquidation, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of our merger or “change in control” (as defined in the 2026 Employee Stock Purchase Plan), each outstanding option under the 2026 Employee Stock Purchase Plan will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator may amend, suspend, or terminate the 2026 Employee Stock Purchase Plan at any time and for any reason, without stockholder approval. However, to the extent necessary to comply with Section 423 or other applicable law, regulation, or exchange rule, the Company will obtain stockholder approval of any amendment in such manner and to such degree as required.

If the 2026 Employee Stock Purchase Plan is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares under the 2026 Employee Stock Purchase Plan (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

The administrator may change the offering periods and purchase periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period or purchase period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our Common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as the administrator determines in its sole discretion advisable that are consistent with the 2026 Employee Stock Purchase Plan. Such modifications will not require stockholder approval or the consent of any 2026 Employee Stock Purchase Plan participants. Further, if the administrator determines that the ongoing operation of the 2026 Employee Stock Purchase Plan may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the 2026 Employee Stock Purchase Plan to reduce or eliminate such accounting consequences.

If approved by stockholders, the 2026 Employee Stock Purchase Plan will provide for a term that continues through the 20th anniversary of the Annual Meeting, such that the 2026 Employee Stock Purchase Plan will terminate on December 15, 2046, unless we terminate it sooner.

Sub-Plans

Consistent with the requirements of Section 423, subject to the terms of the 2026 Employee Stock Purchase Plan, the administrator may modify the terms of an offering or provide for separate offerings under the 2026 Employee Stock Purchase Plan to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible employees of a designated subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

Certain U.S. Federal Income Tax Effects

The following summary briefly describes U.S. federal income tax consequences of options granted under the 2026 Employee Stock Purchase Plan, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws and does not discuss the tax consequences upon a participant’s death. Therefore, tax consequences for any particular participant may vary based on individual circumstances and no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2026 Employee Stock Purchase Plan should consult their own professional tax advisors concerning tax aspects of options granted under the 2026 Employee Stock Purchase Plan. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws, and is not covered by the summary below.

The 423 Component of the 2026 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the options. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2026 Employee Stock Purchase Plan or in the event of the participant’s death while still owning the purchased shares.

If the participant sells or otherwise disposes of shares purchased under the 423 Component of the 2026 Employee Stock Purchase Plan within two years after the start date of the offering period in which the shares were acquired or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain or loss.

If the participant sells or disposes of shares purchased under the 423 Component of the 2026 Employee Stock Purchase Plan more than two years after the start date of the offering period in which the shares were acquired and more than one year after the date of purchase of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

To the extent an employee stock purchase plan (or a portion thereof, for example, the Non-423 Component) does not qualify as an employee stock purchase plan within the meaning of Section 423, for U.S. federal income tax purposes, generally no taxable income will be recognized by the participant, and no deductions will be allowable to the Company, upon the grant of the options. The participant generally will recognize ordinary income upon exercise of the option, and we will be entitled to an income tax deduction for such taxable year in which the exercise occurs, for the amount by which the fair market value of the purchased shares on the purchase date exceeds the purchase price paid for the shares. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition of the shares will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain or loss.

The Company’s ability to receive a deduction for federal income tax purposes in connection with options under the 2026 Employee Stock Purchase Plan is subject to Section 162(m) of the Code, which generally limits a public company’s tax deduction for compensation paid to certain of its executives and certain other individuals to $1 million per individual per taxable year.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. Federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the 2026 Employee Stock Purchase Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

2026 Employee Stock Purchase Plan Benefits

Our executive officers have an interest in the approval of the 2026 Employee Stock Purchase Plan by our stockholders because they are eligible to participate in the 2026 Employee Stock Purchase Plan. Non-employee members of our Board are not eligible to participate in the 2026 Employee Stock Purchase Plan.

Participation in the 2026 Employee Stock Purchase Plan is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the 2026 Employee Stock Purchase Plan. Further, the number of shares that may be purchased under the 2026 Employee Stock Purchase Plan is determined, in part, by the price of a share of our common stock on the first day of each offering period and the exercise date of the applicable purchase period. Accordingly, the actual number of shares of common stock that would be purchased by any individual under the 2026 Employee Stock Purchase Plan in the future is not determinable.

New Plan Benefits

Participation in the 2026 Employee Stock Purchase Plan will be voluntary and dependent on each eligible employee’s election to participate. Accordingly, future purchases under the 2026 Employee Stock Purchase Plan are not determinable. The table below shows, as to the listed individuals and specified groups, the number of shares of our common stock purchased under the Current ESPP during our fiscal year ended December 31, 2025.

Name and Position	Number of Shares Purchased	Weighted Average Per Share Purchase Price ($)	Weighted Fair Market Value at Date of Purchase ($)
Ken Galbraith, Chief Executive Officer and Chair of the Board of Directors	0	$0.00	$0.00
Paul Moore, Chief Scientific Officer	0	$0.00	$0.00
Jeffrey Smith, Former Chief Medical Officer	0	$0.00	$0.00
All Current Executive Officers as a Group	1,691	$10.67	$12.55
All Directors who are not Executive Officers as a Group	—	$0.00	$0.00
All Non-Executive Officer Employees as a Group (Including all Officers who are not Executive Officers)	122,324	$10.61	$19.12

Required Vote: The approval of the 2026 Employee Stock Purchase Plan must receive the affirmative vote of a majority of the votes cast for or against the proposal. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL OF THE 2026 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5—APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

Our Board of Directors is currently comprised of nine members. In accordance with our amended and restated certificate of incorporation (our “Current Charter”), our Board of Directors is divided into three classes with staggered three-year terms. After consideration of the advantages and disadvantages of declassification, our Board of Directors has determined that it is advisable and in the best interests of our company and our stockholders to amend and restate our Current Charter, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), to phase out of the classified board structure by our 2029 annual meeting. The text of the proposed amendment and restatement of our Current Charter (the “Proposed Charter”) is attached as Appendix B to this proxy statement and incorporated herein by reference.

To ensure a smooth transition to the new declassified structure of our board of directors and to permit the current directors to serve out the three-year terms to which the stockholders elected such directors, this proposal will not shorten the term of any director elected before the Annual Meeting or at the Annual Meeting. Therefore, if this proposal is approved by our stockholders, at the Meeting Class II directors will be elected for three-year terms expiring at our 2029 annual meeting, at the 2027 annual meeting Class III directors will be elected for one-year terms expiring at our 2028 annual meeting, and at the 2028 annual meeting Class I and Class III directors will be elected for one-year terms expiring at the 2029 annual meeting. Commencing with the election of directors at our 2029 annual meeting, all directors will be elected annually for terms of one year. As a result, each director elected from and after the 2029 annual meeting would hold office until the next succeeding annual meeting and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

This proposal, if approved, would not change our Board of Directors’ authority to change the present number of directors and to fill any vacancies or newly created directorships. Any director appointed to fill newly created director seats or vacancies would hold office for the remaining term of his or her predecessor. If this proposal is not approved by our stockholders, then the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and our Current Charter will remain in place, our Board of Directors will remain classified, and all classes of directors will continue to be elected for a three-year term.

This proposal is a result of our Board of Directors’ ongoing review of our corporate governance policies. A classified board of directors’ structure can be viewed as diminishing a board of directors’ accountability to stockholders because such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board of directors structure. On the other hand, our Board of Directors has previously recognized that a classified structure offers some benefits, such as promoting board of directors continuity and stability, encouraging directors to take a long-term perspective, and reducing a company’s vulnerability to coercive takeover tactics.

Required Vote: The amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors must receive the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding shares. Abstentions and broker non-votes will have the same effect as a vote “against” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS.

PROPOSAL 6—RATIFICATION OF APPOINTMENT OF AUDITORS

The members of our audit committee and our Board of Directors believe the continued retention of KPMG as our independent registered accounting firm is in our best interests and the best interests of our stockholders. Ratification requires the affirmative vote of a majority of the votes cast for or against the proposal. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal. Representatives of KPMG are not expected to attend the Meeting, but have been given an opportunity to make a statement if they so desire.

Principal Independent Accountant Fees and Services

KPMG has served as our independent registered public accounting firm since June 24, 2015. Aggregate fees billed by our independent auditors, KPMG, for the years ended December 31, 2025 and December 31, 2024, are detailed in the table below:

	2025	2024
	($)(5)	($)(5)
Audit Fees(1)	$896,432	$751,846
Audit Related Fees(2)	—	—
Tax Fees(3)	214,514	561,115
All Other Fees(4)	—	—

Total Fees Paid	$1,110,946	$1,312,961

(1)	Fees for audit service on an accrued basis.
(2)	Fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit of the financial statements.
(3)	Fees for professional services rendered for tax compliance, tax advice and tax planning, which include fees of $ 76,087 for tax compliance in 2025 (2024: $272,731).
(4)	All other fees billed by the auditor for products and services not included in the foregoing categories.
(5)

Canadian dollar amounts have been converted to U.S. dollars for the purposes of the table. For 2025 and 2024, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7155 and 0.7301, which were the average annual Bank of Canada exchange rates for 2025 and 2024, respectively.

Pre-approval Policies and Procedures

Our audit committee has established a policy of reviewing, in advance, and either approving or not approving, all audit, audit-related, tax and other non-audit services that our independent registered public accounting firm provides to us. This policy requires that all services received from independent registered public accounting firms be approved in advance by the audit committee or a delegate of the audit committee. The audit committee has delegated pre-approval responsibility to the chair of the audit committee with respect to audit and permissible non-audit services and any associated fees. All services that KPMG provided to us in 2025 and 2024 have been pre-approved by our audit committee.

Our audit committee has determined that the provision of the services as set out above is compatible with the maintaining of KPMG’s independence in the conduct of their auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Zymeworks under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Zymeworks’ audited financial statements and the effectiveness of the Company’s internal control over financial reporting as of and for the year ended December 31, 2025.

The audit committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the audit committee discussed with KPMG LLP its independence, and received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB. Finally, the audit committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 2, 2026.

Audit Committee of the Board of Directors

Carlos Campoy (Chair)

Gregory Ciongoli

Robert E. Landry

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of October 21, 2026:

Name	Age	Position(s)
Kenneth Galbraith	64	Chief Executive Officer, President and Chair of Board of Directors

Kristin Stafford	44	Executive Vice President and Chief Financial Officer

Paul A. Moore, Ph.D	60	Chief Scientific Officer

Sabeen Mekan, M.D	47	Senior Vice President and Chief Medical Officer

Mark Hollywood	57	Executive Vice President and Chief Operating Officer

Scott Platshon	35	Executive Vice President and Chief Business Officer

Adam Schayowitz	46	Executive Vice President and Head of R&D

Paul Schneider	56	Executive Vice President and General Counsel

There are no family relationships among any of the directors or executive officers.

The following is biographical information for our executive officers as of October 21, 2026, other than Mr. Galbraith, whose biographical information is included above.

Kristin Stafford

Ms. Stafford joined Zymeworks in April 2026. She recently served as Senior Vice President, Chief Accounting Officer for Royalty Pharma plc, from December 2018 to March 2026. Prior to this position, Ms. Stafford served as Vice President, Finance of Royalty Pharma and Chief Financial Officer of BioPharma Credit plc, an affiliate of Royal Pharma, from 2016 to 2018. Previously, she was a director at Ernst & Young LLP Capital Markets in London, specializing in U.S. transactions involving European life sciences companies. She also previously managed the external SEC reporting for iHeartMedia and was an auditor at Deloitte. Ms. Stafford is currently a Board Member at Novocure. She is a CPA and holds a B.Sc. degree in business administration from Sonoma State University.

Paul A. Moore

Dr. Moore joined Zymeworks in July 2022 and serves as our Chief Scientific Officer. Dr. Moore has more than 25 years of US-based experience in biologics drug discovery and development in biotechnology research. His career efforts have led to the discovery and development of a range of FDA-approved and clinical-stage biologics for patients with difficult-to-treat cancers and autoimmune conditions. Prior to joining Zymeworks, Dr. Moore served as Vice President, Cell Biology, and Immunology at MacroGenics from April 2008 to July 2022, leading a team of approximately 50 researchers engaged in the discovery, preclinical validation and clinical development of antibody-based therapeutics, including bispecific antibodies and antibody drug conjugates. Among the portfolio supported by Dr. Moore were FDA-approved Margenza (margetuximab-cmkb) for treatment of HER2+ breast cancer, Zynyz (retifanlimab-dlwr) for treatment of Merkel cell carcinoma and Tzield (teplizumab-mzwv) to delay onset of type I diabetes. Prior to joining MacroGenics, Dr. Moore was Director of Cell Biology at Celera from May 2005 to April 2008, where he oversaw research leveraging proteomic-based discoveries to validate novel cancer targets suitable for antibody-based therapeutics. Dr. Moore began his industrial career at Human Genome Sciences (HGS), holding several titles within research culminating in Director of Lead Product Development, where he managed various genomic-based target discovery programs including efforts that led to the discovery, development, approval, and commercialization of Benlysta (belimumab) for the treatment of systemic lupus erythematosus. Dr. Moore has an extensive research record co-authoring over 75 peer-reviewed manuscripts and is a named co-inventor on over 50 issued US patents. Dr. Moore holds a Ph.D. in Molecular Genetics from the University of Glasgow, performed post-doctoral work at the Roche Institute of Molecular Biology in Nutley, New Jersey, and also holds a degree in Biotechnology from the University of Strathclyde.

Sabeen Mekan

Dr. Mekan joined Zymeworks in April 2025 as Senior Vice President of Clinical Development. Dr. Mekan was promoted to Senior Vice President and Chief Medical Officer in February 2026. Dr. Mekan previously served as Executive Director, Global Development Lead for the lung and gastrointestinal cancer franchises with Gilead Sciences based in the U.S. Prior to Gilead, she was the Senior Medical Director, Oncology R&D at Daiichi

Sankyo U.S. responsible as global clinical development lead for two antibody-drug conjugates. She began her pharmaceutical career as a Medical Director with Bristol-Myers Squibb with a focus on immune-oncology. Before joining the pharmaceutical industry, she served as an Assistant Professor at Hofstra North Shore LIJ School of Medicine and Attending Hematologist/Oncologist at North Shore Long Island Jewish Hospital in New York City. Dr. Mekan completed her residency in Internal Medicine at the University of Cincinnati, OH, and a fellowship in Hematology and Oncology at the Staten Island University Hospital of Northshore-LIJ Health System (now Northwell Health). She is board-certified in Internal Medicine, Oncology and Hematology and has authored numerous publications.

Mark Hollywood

Mr. Hollywood joined Zymeworks in March 2019 as Senior Vice President, Technical and Manufacturing Operations, was promoted to Executive Vice President and Head of Technical and Manufacturing Operations in January 2023, and became our Executive Vice President and Chief Operating Officer in January 2026. Mr. Hollywood has over 25 years of experience in the biopharmaceutical industry, most recently as Vice President and Head of ZymoGenetics (a Bristol-Myers Squibb company), where he oversaw biologics development, manufacturing, quality, and supply chain operations. He joined ZymoGenetics in 2010 and led technical operations for a portfolio of clinical and commercial products, and was responsible for building and managing a multi-host drug substance manufacturing facility. Mr. Hollywood has a wealth of experience in operations management, having held positions of increasing responsibility in process science, manufacturing, quality, and regulatory compliance at organizations including Amgen, Dendreon and Centeon (a Rhone-Poulenc Rorer and Hoescht company). Mr. Hollywood has a Bachelor of Science degree in Biological Sciences from Western Illinois University.

Scott Platshon

Mr. Platshon has served as our Executive Vice President and Chief Business Officer since April 2026. He previously served as our Acting Chief Investment Officer from November 2025 to March 2026. Mr. Platshon has served as a Partner at EcoR1 Capital since December 2020. Mr. Platshon was also a Principal at EcoR1 Capital from December 2017 to December 2020, and has been with EcoR1 Capital since October 2015. Prior to joining EcoR1 Capital, Mr. Platshon served as an analyst at Aquilo Partners, a San Francisco life-sciences investment bank, from September 2014 to September 2015. Mr. Platshon has served on the board of directors of Kumquat Biosciences Inc. since February 2021 (prior to that he was a board observer since August 2019) and Ajax Therapeutics, Inc. since May 2021, and previously served on the board of directors of Terremoto Biosciences from October 2023 to December 2024. Mr. Platshon received his B.S. in Bioengineering from Stanford University.

Adam Schayowitz

Dr. Schayowitz has served as our Executive Vice President and Head of Research and Development since April 2026. He previously served as our Acting Chief Development Officer from October 2025 to March 2026. Dr. Schayowitz brings nearly 20 years of experience in oncology drug development to Zymeworks, having led dozens of global development programs from initiation through approval and commercialization. Prior to joining EcoR1 as an Operating Partner, he was a Vice President at Pfizer Oncology holding various development leadership roles across breast cancer, prostate cancer, colorectal cancer and melanoma, ultimately culminating in serving as Head of Product Development Teams. Prior to Pfizer, Dr. Schayowitz led the development of Zejula (niraparib) at Tesaro and was a member of the Medical Affairs leadership team at Algeta supporting the commercialization of Xofigo (Radium-223). He is currently a Board Member at Terremoto Biosciences and serves as a Board Observer for Aktis Oncology. Dr. Schayowitz has a BA from Hamilton College, a Ph.D. in Pharmacology from The University of Maryland, and an MBA from Johns Hopkins.

Paul Schneider

Mr. Schneider has served as our General Counsel since May 2026. He recently served as Vice President and Chief Counsel for the Oncology R&D portfolio at Pfizer from June 2010 to April 2026. Prior to this position, Mr. Schneider served as Vice President and General Counsel at TorreyPines Therapeutics. He began his legal career as an associate at Cooley LLP. Mr. Schneider holds a Juris Doctor from Duke University School of Law and a B.Sc. with a double major in Chemistry and Economics from the University of Wisconsin–Madison.

Although we have not adopted specific targets for women and other diverse candidates in executive positions, the Board of Directors has always considered diversity as an important aspect of its decision making when recommending appointments for individuals to serve as executive officers.

EXECUTIVE COMPENSATION

Discussion of Executive Compensation Practices

This section describes our executive compensation philosophy and how we implemented it through our 2025 compensation program for our named executive officers. The named executive officers for 2025 are:

•	Kenneth Galbraith, our Chief Executive Officer, President, Chair of the Board of Directors and interim Chief Financial Officer;

•	Paul A. Moore, Ph.D., our Chief Scientific Officer; and

•	Jeffrey Smith, M.D., our former Executive Vice President and Chief Medical Officer.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and projections regarding future compensation programs. Actual compensation programs adopted in the future may differ materially from the various planned programs summarized in this discussion.

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.

2025 Advisory Vote on Executive Compensation

At our 2025 annual general meeting, we conducted an advisory vote on named executive officer compensation. At that meeting, 94.06% of the votes cast on the advisory vote proposal were supportive of our named executive officer compensation program as disclosed in our 2025 proxy statement. Our next advisory vote on named executive officer compensation will be held at our 2026 annual general meeting.

The compensation committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary to address the results of the stockholder advisory vote. The compensation committee will continue to consider the results from future stockholder advisory votes on named executive officer compensation and other relevant market developments affecting named executive officer compensation to determine whether any subsequent changes to our named executive officer compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments. We frequently engage in stockholder outreach and discuss a wide range of topics, including discussions regarding compensation-related matters. We take our say-on-pay vote results seriously and will continue to consider the feedback we receive from stockholders and use such feedback to inform the compensation committee’s deliberations and decisions with respect to our executive compensation practices.

Overview of Compensation Program

Compensation Philosophy

The goal of our compensation program is to attract, retain and motivate our employees and executives, including our named executive officers. The compensation committee is responsible for setting our executive compensation and reviewing and approving, or recommending to the board of directors for approval, the Company’s annual corporate performance objectives applicable to executive and other Company bonus programs. In considering executive compensation, the compensation committee strives to ensure that our total compensation is competitive within the industry in which we operate and supports our overall strategy and corporate objectives. The combination of base salary, annual incentives and long-term incentives that we provide our executives is designed to accomplish this.

Compensation Objectives

The objectives of our executive compensation program are to:

•	attract and retain highly qualified executive officers who have a history of proven success;

•	align the interests of executive officers with our stockholders’ interests and with the execution of our business strategy;

•	motivate and reward our executive officers through competitive pay practices and an appropriate mix of short- and long-term incentives;

•	evaluate and reward executive performance on the basis of achievement of corporate goals and key financial measurements which we believe closely correlate to long-term stockholder value; and

•	tie compensation awards directly to corporate goals and key financial measurements with evaluations based on achieving and overachieving predetermined objectives.

Role of the Compensation Committee

During 2025, the compensation committee’s work included the following:

•

Competitive Compensation Review – The compensation committee reviewed compensation practices and policies with respect to our executives against Zymeworks’ peer group of companies (as further described below), in order to allow us to place our compensation practices for these positions in a market context. This reference exercise included a review of base salary, total cash compensation and total direct compensation.

•

Executive Compensation – The compensation committee reviewed the corporate goals and objectives applicable to the compensation of the Company’s executives and evaluated the executives’ performance in light of those goals and objectives. Based on this review and evaluation, the compensation committee approved the 2025 compensation for the Company’s executives, including each of the named executive officers.

•

Short- and Long-Term Incentive Plans – The compensation committee administers the Company’s incentive compensation plans and equity-based plans with respect to the Company’s executives, including the named executive officers.

•	Succession Planning – The compensation committee reviewed the succession plan for the Chief Executive Officer and other executive officers.

In reaching its decisions, the compensation committee may consider input from management and other factors that the compensation committee considers appropriate. Decisions made by the compensation committee are the responsibility of the compensation committee and may reflect factors and considerations other than the information and/or recommendations provided by management.

Independent Compensation Consultant

In 2025, the compensation committee retained the Talent Solutions practice at Aon plc, as an independent consultant to the compensation committee to conduct competitive reviews and assessments of Zymeworks’ executive compensation program and recommend go-forward strategies. The compensation committee made the decision to retain Aon in its sole discretion and was directly responsible for the appointment, compensation and oversight of Aon’s work. The compensation committee is involved in and approves the adoption of the following procedures during Aon’s assessments:

•	establishing the public company peer group used in the executive compensation assessment;

•	reviewing the detailed assessment of Zymeworks’ executive compensation program versus the market;

•	reviewing and approving executive pay mix;

•	reviewing the assessment of Zymeworks’ board of directors compensation program versus the market; and

•	reviewing and approving the non-executive equity compensation program.

The compensation committee utilizes these strategies when contemplating future executive compensation matters.

In 2025, Aon was retained to review the salaries, bonuses and equity plan levels and participation of executive employees, as well as equity plan levels and participation of employees below the executive level. Zymeworks’ management did not make or recommend such engagements and all such other services were approved by the compensation committee. Except as discussed below, Aon did not perform other services to the Company other than as a compensation consultant. The compensation committee determined Aon to be independent after evaluating the factors required under the applicable listing standard.

In addition to Aon’s services related to determining or recommending the amount or form of executive and non-employee director compensation, management has engaged Aon to perform unrelated broad-based compensation services and risk brokerage services (which included global risk in Canada and the United States). In 2025, fees paid to Aon for these unrelated broad-based compensation and risk brokerage services did not exceed $120,000 in the aggregate. The compensation committee was informed about these services.

Peer Companies and Use of Market Data

We compare our executive compensation program to those of a group of peer companies (North American biotechnology companies of a similar size and stage of development). The first step in the process is that the compensation committee, with the support of Aon and management, reviews trends in biotechnology compensation practices and reviews and approves the list of peer companies used for benchmarking. As part of its analysis in 2024 related to 2025 compensation, Aon collected and analyzed compensation information from a comparative group of biotechnology companies, or peer group, approved by the compensation committee. The compensation committee evaluates the criteria used in establishing the peer group at least annually. The compensation committee seeks input from management in addition to Aon to ensure the peer group is consistent with our current business objectives and strategy.

The list of peer companies is approved based on various factors including industry classification, market capitalization, headcount and stage of development. In September 2024, with assistance from Aon, the compensation committee approved a peer group consisting of publicly traded, pre-commercial biopharmaceutical companies:

•	with an emphasis on developmental stage companies with Phase 3 clinical trials and companies with pending new drug applications (“NDAs”) or BLAs;

•	with market capitalizations generally between $200 million and $2.0 billion (based on the Company’s then-current 30-day average market capitalization of approximately $744 million);

•	with generally between 100 and 800 employees; and

•	that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets.

Based on these criteria, in September 2024, the compensation committee approved the following peer group set forth below and used this peer group to inform compensation decisions for 2025:

Alector, Inc.	Erasca(1)	Relay Therapeutics
AnaptysBio, Inc.	IGM Biosciences, Inc.	Replimune Group, Inc.
Arcus Biosciences(1)	Immunome(1)	Sutro Biopharma, Inc.
Bicycle Therapeutics	Iteos Therapeutics	Syndax Pharmaceuticals(1)
C4 Therapeutics	Kura Oncology, Inc.	Xencor
Cogent Biosciences	MacroGenics, Inc.
Cullinan Therapeutics(1)	REGENXBIO Inc.

(1)

Added to the peer group in September 2024. The following companies were deleted from the peer group approved in September 2024: Adaptimmune Therapeutics plc, Atara Biotherapeutics, Inc., Gossamer Bio, Inc., Mersana Therapeutics, Inc., NGM Biopharmaceuticals, Inc. and Repare Therapeutics Inc.

Our compensation committee uses comparative data from our peer group as a reference when setting and adjusting executive compensation, but it does not target our overall program or any particular element of compensation to be at a particular percentile compared to our peers. Rather, our compensation committee uses a range of peer group data for each executive position for which data is available, along with an assessment of each executive’s performance, criticality and tenure, to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Components of Compensation Package

In 2025, our executive compensation program consisted of three major components:

•	base salary;

•	annual cash bonuses based on a comparison of corporate performance to pre-set goals and objectives; and

•	long-term incentives, which in 2025, consisted of grants of stock options and time-based restricted stock units.

In making 2025 compensation decisions, our compensation committee believed that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and Company-wide performance, our recruiting and retention goals, internal equity and consistency, and other information it deems relevant. As it evaluated executive compensation in 2025, the compensation committee believed that in the biopharmaceutical/biotechnology industry, long-term incentives such as stock options and restricted stock units are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses.

The primary components of our 2025 executive compensation program are described in more detail below.

Base Salary

Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within Zymeworks. This compensation component helps us to attract and retain highly qualified executives who have a history of proven success. In determining whether to increase the base salary for a particular executive, our compensation committee in discussions with our Chief Executive Officer (for executives other than the Chief Executive Officer) considers a variety of factors, including performance, length of service and criticality of role. The determination of base salary affects the amount of an executive’s cash bonus. The table below shows the base salaries of our named executive officers for 2025:

Name and Principal Position	2025 Base Salary ($)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors(1)	655,000
Paul A. Moore, Chief Scientific Officer	495,000
Jeffrey Smith, Former Chief Medical Officer(2)	485,000

(1)	Mr. Galbraith has also served as our interim Chief Financial Officer, principal financial officer and principal accounting officer since January 2026.
(2)	Dr. Smith retired from his position as our Executive Vice President and Chief Medical Officer effective January 31, 2026.

Cash Bonus

The cash bonus component is designed to provide our named executive officers with annual cash incentive awards based on achievement of certain goals and objectives. The awards represent pay at risk – they result in payment only if and to the extent certain goals and objectives are met – and do not affect decisions regarding other components of compensation. This compensation component motivates and rewards our named executive officers for outstanding performance. In addition, we occasionally provide sign-on bonuses to newly hired executives in order to induce them to join the Company.

Annual cash incentive compensation for our named executive officers is paid pursuant to the Company’s Executive Incentive Compensation Plan, which provides the compensation committee discretion to make changes to performance targets and bonus targets, to decrease, increase or eliminate bonuses and to change other terms and conditions related to annual incentive compensation, in each case as the compensation committee deems appropriate to meet the overarching retention and incentive goals associated with our executive bonus program.

Named executive officers are eligible to receive an amount targeted at a pre-determined percentage of their base salary established at the beginning of each year. The compensation committee set annual target bonuses for each of Mr. Galbraith, Dr. Moore and Dr. Smith in January 2025 as follows:

Name and Principal Position	2025 Target Bonus (% of Base Salary)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors(1)	60%
Paul A. Moore, Chief Scientific Officer	45%
Jeffrey Smith, Former Chief Medical Officer(2)	45%

(1)	Mr. Galbraith has also served as our interim Chief Financial Officer since January 2026.
(2)	Dr. Smith retired from his position as our Executive Vice President and Chief Medical Officer effective January 31, 2026.

At the beginning of each year, the compensation committee approves, or recommends that the board of directors approve, performance targets that are tied to the level of achievement of corporate and/or individual goals, and the compensation committee approves the weighting assigned to each goal. For 2025, the corporate and individual weighting was 100% corporate and 0% individual for all named executive officers. Achievement of corporate goals was a precondition for payment of bonuses with respect to 2025. Our compensation committee believed that this mix was appropriate in order to incentivize our management team to achieve our key corporate objectives.

After the end of the year, the compensation committee determines the performance bonus payable to each named executive officer based on the results achieved as compared to the performance targets established for a particular year. Depending on level of achievement, named executive officers may earn up to 150% of their respective target bonuses. There is no minimum bonus payable.

2025 Company Corporate Goals and Achievement

In December 2024, the board of directors (with input from members of the compensation committee) approved, and in January 2025, the members of the compensation committee updated, corporate goals for 2025 that were grouped into five main categories: (i) Ziihera, (ii) Finance and Partnerships, (iii) Clinical Development, (iv) Pre-Clinical Development and (v) Talent.

In January 2026, the compensation committee reviewed our performance against the corporate goals under the 2025 bonus plan, and determined that these goals were achieved at the 87.75% level. Additional detail on these goals and the assessed achievement is set forth in the table below:

2025 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal	Assessed Achievement
Ziihera	1L GEA topline data announced by our partner Jazz Recognition of $20.0 million milestone for late-line BTC in China from our partner BeOne	10% for base goals	10.00%

Finance and Partnerships	Securing additional financing, including through partnerships and other non-dilutive methods, as well as related stretch goals	25% for base goals; an additional 24.5% for stretch goals	6.75%

Clinical Development	Advance various clinical trials of early-stage candidates, including: (i) dose escalation cohort completion; (ii) first patient dosed; (iii) IND approvals; and (iv) related stretch goals	45% for base goals; an additional 16.25% for stretch goals	47.50%

Preclinical Development	Goals relating to: (i) toxicology studies, including those relating to initiation or completion of non-human primate GLP studies; (ii) candidate selection; and (iii) related stretch goals	15% for base goals; an additional 9% for stretch goals	21.00%

Talent	Goals relating to: (i) employee retention; and (ii) achievement of standards relating to corporate culture.	5% for base goals	2.50%

Total		100% for base goals; bonuses capped at 150%	87.75%

The Company performed well against its 2025 corporate goals with respect to Ziihera, Clinical Development and Pre-Clinical Development. The Company did not fully achieve its 2025 corporate goals with respect to Finance and Partnerships, given various factors, including changes in the competitive landscape and financial markets impacting the timing of potential partnerships and financing opportunities. While the Company performed well in its Talent retention goals, we did not fully meet our Talent goals related to maintaining and enhancing our corporate culture and this will be a continued focus for us in the future. Given the Company’s strong overall performance against its 2025 corporate goals, the compensation committee determined that these goals were achieved at the 87.75% level and approved 2025 bonuses for our named executive officers as follows:

Name and Principal Position	2025 Bonus ($)(1)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors	344,858
Paul A. Moore, Chief Scientific Officer	195,463
Jeffrey Smith, Former Chief Medical Officer	191,514

(1)

Bonus amounts for all named executive officers are determined in U.S. dollars, and the table above reflects this determination in U.S. dollars. However, the bonus amount for Mr. Galbraith was paid in British pounds, the bonus amount for Dr. Moore was paid in Canadian dollars and the bonus amount for Dr. Smith was paid in Euros. The U.S. dollar figures reported in the Summary Compensation Table under the column header titled “Non-Equity Incentive Plan Compensation” vary from the figures in the table above due to the impact of foreign currency conversions. For additional information on foreign currency conversion rates, see “Summary Compensation Table.”

Long-Term Incentives

Our Amended and Restated Stock Option and Equity Compensation Plan (the “Equity Compensation Plan”) authorizes us to make grants to eligible recipients of stock options, restricted stock, restricted stock units and other share-based awards, to attract, retain, motivate and reward qualified directors and employees and to enable and encourage such directors and employees to acquire shares of common stock as long-term investments.

The Company granted a mix of stock options and time-based restricted stock units to Mr. Galbraith, Dr. Moore and Dr. Smith in January 2025. The compensation committee believes this approach aligns the interests of our executives (including those of our named executive officers) with our stockholders’ interests by rewarding for improvements in stock price over a period of time. The Company issues stock options and restricted stock units to reward for future performance and appreciation. Because stock options only have value if our stock price increases relative to the stock option’s exercise price, we consider them to be an important performance-based tool that encourages our named executive officers to focus on driving increases to stockholder value. Time-based restricted stock units play an important role in our executive compensation program because they provide some value even during periods of stock price or market volatilities, provide retention incentives during the vesting period, and reinforce a culture of ownership. By granting restricted stock units, the Company can also reduce the dilutive effect of the equity incentive awards in the form of stock options, which benefits our stockholders over time. In addition, the vesting feature of our stock awards contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period. For 2025, we determined that annual grants to Mr. Galbraith, Dr. Moore, and Dr. Smith based on an approximately 50/50 value mix of stock options and time-based restricted stock units was most appropriate to reflect the continued change in the market and the evolution of our compensation program away from an options-only approach. The compensation committee evaluates the long-term incentive programs for each year, and the appropriate mix of equity awards to grant to our executive officers for the applicable year. In future years or for particular executives, the compensation committee may approve a different mix of equity awards if it determines necessary or appropriate to achieve our compensation objectives.

For the stock options, the option exercise price may not be less than the closing price of our common stock on the date of grant. For the 2025 stock option grants to our named executive officers, 25% of the granted options is scheduled to vest on the first anniversary of grant date (subject to continued service and any applicable acceleration of vesting provisions in their employment agreements, as described below). On the last day of each month thereafter, a further 1/36th of the total number of remaining granted options is scheduled to vest. These options are subject to any applicable acceleration provisions in the Equity Compensation Plan or in the named executive officer’s employment agreement.

Each restricted stock unit represents the right to receive one share of our common stock upon vesting of that unit, without the payment of an exercise price or other cash consideration for the issued shares of common stock. For the 2025 restricted stock unit grants to Mr. Galbraith, Dr. Moore and Dr. Smith, 1/3rd of the restricted stock units are scheduled to vest on each anniversary of the grant date (subject to the named executive officer’s continued service and subject to any applicable acceleration provisions in the Equity Compensation Plan or in the named executive officer’s employment agreement).

The following table shows information regarding stock option and restricted stock unit grants to each of our named executive officers made during the year ended December 31, 2025:

Name	Grant Date	Restricted Stock Units Granted (#)(1)	Stock Options Granted (#)(2)	Exercise Price of Stock Options ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Kenneth Galbraith	1/10/2025	—	288,000	13.22	2,366,565
	1/10/2025	192,000	—	—	2,538,240
Paul A. Moore	1/10/2025	—	79,000	13.22	649,162
	1/10/2025	53,000	—	—	700,660
Jeffrey Smith	1/10/2025	—	79,000	13.22	649,162
	1/10/2025	53,000	—	—	700,660

(1)

Restricted stock units vest in three equal annual installments beginning on January 10, 2026, subject to the recipient’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(2)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	The exercise price of the stock options is the closing price of the Company’s stock on the Nasdaq on the grant date.
(4)

The amounts set forth in this column reflect the grant date fair value for restricted stock unit awards and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 – “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) – “Notes to Consolidated Financial Statements – Stockholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2025.

Previous grants are taken into account when considering new option and restricted stock unit grants, as well as other factors such as market data, retention and incentive considerations, internal equity, Company performance and prior and expected future individual contributions. Decisions regarding long-term incentives do not affect decisions regarding other components of compensation.

In January 2026, the compensation committee recommended, and our board of directors approved, certain changes to our equity compensation mix to further enhance the direct alignment of executive compensation with stockholders’ interests. These changes included adding performance RSUs to the continuing named executive officers’ compensation to focus executives on long-term value creation through the achievement of stock price performance. The vesting of the performance-based RSU is based upon achievement of performance conditions tied to certain cumulative total stockholder return goals, and certain total stockholder return goals relative to companies in the Nasdaq Biotech Index over a three-year performance period, and which generally require the executive officer’s continued service to us through the three-year period. In addition, we revised the vesting schedule of 2026 time-based RSU grants to a four-year schedule, with 25% of the RSUs vesting on each anniversary of the grant date, which strengthens the retention power of our equity program.

Benefits and Perquisites

Other compensation to our named executive officers primarily consists of participation in our broad-based employee benefit plans. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees in the entity in which they are employed, including a retirement savings plan for those employed in Canada, a 401(k) plan for those employed in the United States, and pension plans for those employed in Ireland and the UK. Our named executive officers also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.

Currently, we do not view perquisites or other personal benefits as a material component of our executive compensation program. However, we do provide certain perquisites to our named executive officers in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make them more efficient and effective, and for recruitment and retention purposes.

In addition, consistent with our philosophy regarding personal benefits, and as further described in “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control,” to encourage and facilitate Dr. Moore’s relocation to Canada, we provide him with tax equalization payments to neutralize any increase in his taxes as a result of his relocation, and tax preparation assistance for two years following his relocation. The compensation committee believes these benefits were appropriate to enable a smooth relocation for Dr. Moore and to allow him to keep his focus on the business rather than on the costs and burdens of the relocation.

We also provide certain personal benefits to Mr. Galbraith, which were negotiated as part of Mr. Galbraith’s initial January 2022 employment agreement and subsequent amendments, including the most recent amendment in January 2024. These benefits were provided in order to induce him to initially join and later to remain with the Company and to increase his ability to work efficiently. These benefits include certain housing, travel, relocation, and certain tax equalization and gross-up benefits, as described in “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” In late 2022 and again in January 2024, we amended Mr. Galbraith’s employment agreement to extend the time period for certain benefits, as described in “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” The compensation committee approved the extension of these benefits as it believed that doing so would assist Mr. Galbraith in the continued performance of his duties and continue to aid in his efficiency.

In the future, we may continue to provide perquisites or other personal benefits in circumstances where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes.

Anti-Hedging Policy

Under the terms of our Insider Trading Policy, all directors, officers, employees, as well as any other personnel that we determine should be subject to our Insider Trading Policy (such as certain contractors and consultants), any person or entity an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions and an insider’s spouse, partner, parents, children, dependents and other family members or roommates, are prohibited from purchasing financial instruments (including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) designed to hedge or offset a decrease in the market value of our securities. Any person covered by our Insider Trading Policy is prohibited from pledging

Zymeworks securities as collateral for any loan, in margin accounts or as part of pledging transactions, regardless of whether such person is in possession of non-public material information. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K.

Potential Payments upon Termination or Change in Control

Certain of our executives, including each of our named executive officers, are parties to employment agreements with us which set forth conditions of employment and the payments that will be made upon termination of their employment. Additional discussion of the employment agreements with our named executive officers is set forth below under “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” We believe that these protections are necessary to provide our valuable named executive officers with incentives to forgo other employment opportunities and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control, without undue concern that the officer will be terminated and lose his or her income and benefits. We believe the level of severance and change in control benefits provided is appropriate and is necessary to attract and retain key employees.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2025 and December 31, 2024. We do not have non-qualified deferred compensation.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(1)		Total ($)
Kenneth Galbraith, CEO, President & Chair(4)	2025	656,763	2,538,240	2,366,565	340,990	710,622	(7)	6,613,180
	2024	654,833	2,112,000	1,985,672	361,652	378,000	(8)	5,492,157
Paul A. Moore, CSO(5)	2025	495,834	700,660	649,162	194,579	307,955	(9)	2,348,190
	2024	494,683	633,600	595,702	214,102	48,716	(10)	1,986,803
Jeffrey Smith, Former Chief Medical Officer(6)	2025	488,196	700,660	649,162	183,488	29,292	(11)	2,050,798

(1)

Salary, bonus, non-equity incentive plan compensation (cash bonus with respect to corporate goal achievement) and amounts in the “All Other Compensation” column for all named executive officers are determined in U.S. dollars. However, cash compensation amounts for Mr. Galbraith were paid in British pounds and have been converted to U.S. dollars for the purposes of the table. For 2025 and 2024 the U.S. dollar per British pound exchange rates used for such conversions were 1.3180 and 1.2780, based on the average annual Bank of Canada exchange rates for U.S. dollar and British pound for 2025 and 2024, respectively. Cash compensation amounts for Dr. Moore were paid in Canadian dollars and have been converted to U.S. dollars for the purposes of the table. For 2025 and 2024, respectively, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7155 and 0.7301, which were the average annual Bank of Canada exchange rates for 2025 and 2024, respectively. Cash compensation amounts for Dr. Smith were paid in Euros and have been converted to U.S. dollars for the purposes of the table. For 2025, the U.S. dollar per Euro exchange rate used for the conversions was 1.1292, based on the average annual Bank of Canada exchange rates for U.S. dollar and Euro for 2025.

(2)

The amounts set forth in these columns reflect the aggregate grant date fair value for restricted stock unit awards and option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 – “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) – “Notes to Consolidated Financial Statements – Shareholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2025.

(3)

The amounts reflect the dollar value of incentive bonuses paid in 2026 and 2025 for performance during 2025 and 2024, respectively, as discussed further above under “Executive Compensation – Components of Compensation Package – Cash Bonus.”

(4)	Mr. Galbraith has also served as our interim Chief Financial Officer since January 2026.
(5)	Dr. Moore has served as our Chief Scientific Officer since July 2022.
(6)	Dr. Smith retired from his position as our Executive Vice President and Chief Medical Officer effective January 31, 2026.
(7)

Of the total amount for 2025, (i) $54,477 represents accommodation benefits, (ii) $6,590 represents Company contributions to a defined contribution pension plan, (iii) $789 represents life insurance premiums through our group extended benefit plan, (iv) $14,223 represents airfare for immediate family members in accordance with the terms of Mr. Galbraith’s employment agreement, (v) $621,582 represents an estimated tax gross-up in connection with taxation attributable to the performance of work outside the UK, and (vi) $12,960 represents reimbursement for tax preparation services.

(8)

Of the total amount for 2024, (i) $53,969 represents accommodation benefits, (ii) $6,390 represents Company contributions to a defined contribution pension plan, (iii) $14,516 represents private health insurance premiums, (iv) $701 represents life insurance premiums through our group extended benefit plan, (v) $30,853 represents airfare for immediate family members in accordance with the terms of Mr. Galbraith’s employment agreement, (vi) $268,541 represents an estimated tax gross-up in connection with taxation attributable to the performance of work outside the UK, and (vii) $3,030 represents reimbursement for tax preparation services.

(9)

Of the total amount for 2025, (i) $307,079 represents a tax equalization payment (which includes $164,287 for estimated tax gross-up) for 2024 paid in 2025, and (ii) $876 represents life insurance premiums through our group extended benefit plan.

(10)	Of the total amount for 2024, (i) $44,283 represents a tax equalization payment for 2023 paid in 2024, and (ii) $4,433 represents life insurance premiums through our group extended benefit plan.
(11)	This represents pension contributions.

Clawback Policy

In November 2023, we adopted a compensation recovery policy (the “Clawback Policy”) in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.

In addition, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they received from us during the 12-month period following the first public issuance or filing with the SEC of the financial document incorporating such financial reporting requirement, as well as profits realized from the sale of securities during that 12-month period.

Stock Ownership Guidelines

In September 2025, the board of directors adopted the Outside Director Stock Ownership Guidelines. In December 2025, the board of directors adopted the Executive Officer Stock Ownership Guidelines. The purpose of the Stock Ownership Guidelines is to further align the interests of the Company’s leadership with the long-term interests of stockholders and further promote the Company’s commitment to sound corporate governance.

The Outside Director Stock Ownership Guidelines require covered directors in office at the time of its adoption to achieve beneficial ownership of at least 10,000 shares of common stock by September 2028. The board of directors set the Target Director Ownership as a reasonable ownership position in light of the directors’ cash compensation and the then-current value of the Company’s common stock. The compensation committee will review the Target Director Ownership from time to time and, for directors who subsequently join the board of directors, set the applicable ownership target to be achieved within three years from their election or appointment. Mr. Cherry is the only director currently serving who was not on the board of directors at the time of adoption of the Outside Director Stock Ownership Guidelines. He is required to achieve beneficial ownership of at least 10,000 shares by January 2029.

The Executive Officer Stock Ownership Guidelines require the covered executives to achieve beneficial ownership of at least (i) for the CEO, 100,000 shares of common stock, and (ii) for all other executive officers, 25,000 shares of common stock, in each case, by December 2028. The board of directors set the Target Executive Officer Ownership as a reasonable ownership position in light of the executives’ cash compensation and the then-current value of the Company’s common stock. The compensation committee will review the Target Executive Officer Ownership from time to time and, for new executives, confirm the applicable beneficial ownership target to be achieved within three years from the time of their appointment. Mr. Hollywood became an executive officer in January 2026 and Dr. Mekan became an executive officer in February 2026; they are required to achieve beneficial ownership of at least 25,000 shares by January 2029 and February 2029, respectively.

Directors and executive officers subject to the Stock Ownership Guidelines are expected to retain all shares received (net of shares withheld or sold to cover tax withholding obligations, if any) pursuant to their service as directors or executive officers, as applicable, until the Target Ownership is achieved. In determining beneficial ownership, the Stock Ownership Guidelines take into account the following: (i) shares owned outright, including shares owned jointly with a spouse/domestic partner or separately by a spouse/domestic partner and/or children that share such director’s or executive officer’s, as applicable, household; and (ii) shares owned through trusts or entities owned and controlled by, or for the benefit of, such director or executive officer, as applicable, or his or her spouse/domestic partner and/or children that share such director’s or executive officer’s, as applicable, household. Vested or unvested stock options and unvested restricted stock units, whether time-based or performance-based, will not be included in the determination of beneficial ownership.

The compensation committee has responsibility for the management and interpretation of the Stock Ownership Guidelines and for ensuring compliance with its terms. The compensation committee may also amend, defer or waive compliance for specific participants, or amend or terminate the Stock Ownership Guidelines as a whole.

Outstanding Equity Awards at 2025 Year End

The following table lists all outstanding equity awards granted in U.S. dollars under the Equity Compensation Plan and our Inducement Stock Option and Equity Compensation Plan (the “Inducement Plan”) held by our named executive officers as of December 31, 2025:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)
Kenneth Galbraith	1/15/2022	500,000	—	14.97	1/14/2032	—	—
	1/5/2023	161,250	53,750	8.00	1/4/2033	—	—
	1/5/2023	—	—	—	—	47,668	1,255,098
	1/5/2024	150,000	150,000	10.56	1/4/2034	—	—
	1/5/2024	—	—	—	—	133,334	3,510,684
	1/10/2025	—	288,000	13.22	1/9/2035	—	—
	1/10/2025	—	—	—	—	192,000	5,055,360
Paul A. Moore	7/18/2022	175,000	25,000	5.82	7/17/2032	—	—
	1/5/2023	58,125	19,375	8.00	1/4/2033	—	—
	1/5/2023	—	—	—	—	17,168	452,033
	1/5/2024	45,000	45,000	10.56	1/4/2034	—	—
	1/5/2024	—	—	—	—	40,000	1,053,200
	1/10/2025	—	79,000	13.22	1/9/2035	—	—
	1/10/2025	—	—	—	—	53,000	1,395,490
Jeffrey Smith	1/5/2023	141,000	47,000	8.00	1/4/2033	—	—
	1/5/2024	45,000	45,000	10.56	1/4/2034	—	—
	1/5/2024	—	—	—	—	40,000	1,053,200
	1/10/2025	—	79,000	13.22	1/9/2035	—	—
	1/10/2025	—	—	—	—	53,000	1,395,490

(1)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(2)

Restricted stock units vest in three equal annual installments on each of the first, second, and third anniversaries of the date of grant, subject to the holder’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	Market value of restricted stock units that have not vested is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2025, which was $26.33 per share.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Defined Contribution Plans

Registered Retirement Savings Plan

Our executive officers resident in Canada are eligible, along with all other employees resident in Canada, to participate in our registered retirement savings plan (“RRSP”) matching program. Under this program, we match the amount contributed by each employee into a group RRSP plan, up to a pre-determined percentage of annual salary. We match employee contributions to the group RRSP up to 6.0% of annual salary.

401(k) Plan

Our executive officers resident in the United States are eligible, along with all other U.S.-based employees, to participate in a 401(k) matching program. Under this program, we match the amount contributed by each employee into a 401(k) plan, up to a predetermined percentage of annual salary. We match employee contributions to a 401(k) plan up to 6.0% of annual salary, with company matching contributions not to exceed the annual personal and Age 50 Catch Up contribution limit (if applicable) set by the Internal Revenue Service, or the IRS, in any given year.

Group Personal Pension Plan

Our executive officers resident in the UK are eligible, along with all other employees resident in the UK, to participate in our group personal pension (“GPP”) plan matching program. Under this program, we match the amount contributed by each employee into a GPP plan, up to a pre-determined percentage of annual salary. We match employee contributions to a GPP plan up to 6.0% of annual salary.

Personal Retirement Savings Account

Our executive officers resident in Ireland are eligible, along with all other employees resident in Ireland, to participate in our Personal Retirement Savings Account (“PRSA”) matching program. Under this program, we match the amount contributed by each employee into a PRSA, up to a pre-determined percentage of annual salary. We match employee contributions to a PRSA up to 6.0% of annual salary.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

Executive Employment Arrangements

Key provisions of the employment agreements that were in effect as of December 31, 2025, for our named executive officers are described below.

Kenneth Galbraith. In connection with Mr. Galbraith’s appointment as President and Chief Executive Officer in January 2022, Mr. Galbraith entered into an employment agreement with us (the “Original Agreement”), on December 30, 2022, Zymeworks BC and Zymeworks Management Inc., our subsidiaries, and Mr. Galbraith entered into an amendment to the Original Agreement (the “First Amendment”), and on January 3, 2024, Zymeworks BC and Mr. Galbraith entered into a second amendment (the “Second Amendment” and the Original Agreement, as amended by the First Amendment and the Second Amendment, the “Galbraith Employment Agreement”). The Galbraith Employment Agreement does not have a specific term. The Second Amendment established Mr. Galbraith’s principal place of employment as the UK, or another location as agreed upon between the parties, which removes the requirement for Mr. Galbraith to relocate to Vancouver, British Columbia or Seattle, Washington, and incorporated certain extensions of compensation and benefit provisions, as described below.

Pursuant to the Galbraith Employment Agreement, Mr. Galbraith is entitled to the following compensation and benefits:

•

An annual base salary of $600,000, with eligibility to earn an annual discretionary bonus of up to 60% of his annual base salary, based upon the achievement of certain Company goals determined by the board of directors. Mr. Galbraith’s current annual base salary is $655,000 and his target annual discretionary bonus for 2026 is 75% of his annual base salary;

•

Options, which were granted to Mr. Galbraith in 2022, to purchase 500,000 shares of our common stock at an exercise price per share equal to the fair market value on the date of grant (the “Inducement Options”). 25% of the Inducement Options vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining Inducement Options will vest on the last day of each month, until all of the Inducement Options have vested, subject to Mr. Galbraith’s continued service;

•

Eligibility to participate in our employee benefit plans, policies and arrangements that, in the aggregate, are reasonably consistent with other executive officers generally, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•	Enrollment in a qualifying pension scheme under the UK Pensions Act 2008;

•

Prior to the Second Amendment, the Galbraith Employment Agreement provided for reimbursement of relocation expenses up to a maximum gross amount of $300,000, grossed up for the impact of any tax withholding, for reasonable moving expenses incurred by Mr. Galbraith and his immediate family during relocation from Mr. Galbraith’s primary residence to Vancouver, British Columbia or Seattle, Washington if he relocated on or before July 15, 2024 (under the Original Agreement, this related to a relocation within the first eighteen months of employment), with the total amount reimbursed under this provision required to be repaid if Mr. Galbraith’s employment had terminated within three years (two years under the Original Agreement) following the effective date of employment. The Second Amendment removed the requirement to relocate, and deleted this provision regarding relocation expenses;

•

Temporary housing for Mr. Galbraith in Vancouver, British Columbia, grossed up for the impact of any tax withholding. The First Amendment had provided for this benefit through the earlier of Mr. Galbraith’s relocation or July 15, 2024, and under the Original Agreement, this was through the earlier of Mr. Galbraith’s relocation or the date that is 18 months following the effective date of employment;

•

Reimbursement of reasonable travel and living expenses when traveling from his home to Vancouver, British Columbia or Seattle, Washington for his employment duties, as well as reimbursement or Company payment for reasonable airfare and lodging expenses for Mr. Galbraith and his immediate family for one trip per calendar year to Vancouver, British Columbia or Seattle, Washington, as applicable (under the Original Agreement, this related to trips that occurred prior to the end of 2023, and under the First Amendment, to trips that occurred prior to the end of 2024);

•

A tax equalization payment if Mr. Galbraith is subject to income taxation or other taxation outside of the UK during the period of his employment, grossed up for the impact of any tax withholding, and tax preparation services;

•

If we terminate Mr. Galbraith’s employment during his first three years of employment, then Mr. Galbraith will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, if we terminate Mr. Galbraith’s employment, Mr. Galbraith will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Mr. Galbraith will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan;

•

In the event of termination on death or disability, as defined in our long-term disability plan or policy then in effect with respect to him, Mr. Galbraith, or his estate, will receive (x) a lump sum payment equal to the difference between (1) eighteen months of base salary plus target annual cash bonus as of the date of death or disability and (2) the amount that Mr. Galbraith or his estate will receive as a result of death or disability under our applicable insurance policies in effect as of the date of termination, (y) group extended health and dental benefits continuation for his surviving family members for eighteen months (or lump sum payment for the premium costs of such benefits in lieu thereof), and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants made to Mr. Galbraith as of the date of death or disability;

•

If Mr. Galbraith’s employment is terminated by us without cause on or within twelve months following, or within three months prior to, a change of control (as defined in the Galbraith Employment Agreement), Mr. Galbraith will be eligible to receive (x) a lump sum payment of eighteen months of base salary and 100% of target annual cash bonus as of the date of termination, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months (or lump sum payment for the premium costs of such benefit plans in lieu thereof) and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Mr. Galbraith entering into a valid settlement agreement with us; and

•

In addition, the Galbraith Employment Agreement requires Mr. Galbraith, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Galbraith Employment Agreement also requires Mr. Galbraith not to solicit our employees or consultants to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

In January 2026, Ms. Leone Patterson ceased to serve in the positions of Executive Vice President, Chief Business Officer and Chief Financial Officer, including as principal financial officer and principal accounting officer. In connection with Ms. Patterson’s separation, Mr. Galbraith was appointed interim Chief Financial Officer and continued in his roles as Chair of the Board, President and Chief Executive Officer and assumed the duties of principal financial officer and principal accounting officer. The compensatory and other material terms of Mr. Galbraith’s employment with the Company were unchanged in connection with his appointment as interim Chief Financial Officer, principal financial officer and principal accounting officer.

Paul A. Moore. On July 18, 2022, the Company and our subsidiary ZBI entered into an employment agreement with Dr. Moore setting forth the terms and conditions of his employment as Chief Scientific Officer of the Company (the “Initial Employment Agreement”). In connection with Dr. Moore’s planned relocation from the United States to Canada, the Company and our subsidiary Zymeworks BC entered into an amended and restated employment agreement with Dr. Moore in July 2023 (the “Moore Employment Agreement”) that supersedes and replaces the Initial Employment Agreement. The Moore Employment Agreement does not have a stated term.

Pursuant to the Moore Employment Agreement, Dr. Moore is entitled to the following compensation and benefits:

•

An annual base salary of $465,000, with eligibility to earn an annual discretionary bonus of up to 45% of his annual base salary, based upon the achievement of certain Company goals determined by the board of directors. Dr. Moore’s current annual base salary is $525,000 and his target annual discretionary bonus remains at 45% of his annual base salary;

•

Eligibility to participate in our employee benefit plans, policies and arrangements, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•

Reimbursement of relocation expenses up to a maximum of $200,000, grossed-up to offset the impact of any taxes on such payment, for reasonable and customary moving expenses that Dr. Moore incurs within eighteen months of his July 18, 2022 start date in connection with his relocation to the Vancouver, British Columbia metropolitan area, as contemplated in the Initial Employment Agreement.

•

A tax equalization payment if Dr. Moore is subject to income taxation in Canada in a given year equal to the difference between (i) the sum of total Canadian taxes plus any U.S. federal, state and local income taxes, that Dr. Moore is or would be obligated to pay for an applicable tax year, and (ii) the amount of U.S. federal, state and local tax liability had Dr. Moore worked in the United States for the entire tax year. Any tax equalization payment will be grossed-up to offset the impact of taxes on such payment.

•

Provision of tax preparation support or reimbursement of up to $5,000 per year for additional tax preparation expenses of Dr. Moore for a period of two years from his relocation to the Vancouver, British Columbia metropolitan area.

•

If we terminate Dr. Moore’s employment without cause during his first three years of employment, then Dr. Moore will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, if we terminate Dr. Moore’s employment without cause, Dr. Moore will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Dr. Moore will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Such payments will be subject to Dr. Moore entering into a valid separation and release agreement with us;

•

If Dr. Moore’s employment is terminated by us without cause on or within twelve months following a change of control (as defined in the Moore Employment Agreement), Dr. Moore will be eligible to receive as severance (x) eighteen months continued base salary following termination, (y) group extended health and dental benefits as of the date of termination for eighteen months, and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Dr. Moore entering into a valid separation and release agreement with us; and

•

In addition, the Moore Employment Agreement requires Dr. Moore, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Moore Employment Agreement also requires Dr. Moore not to solicit our employees to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

In addition, if any of the payments or benefits provided for under the Moore Employment Agreement employment agreement or otherwise payable to Dr. Moore would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. The Moore Employment Agreement does not require us to provide any tax gross-up payments to him.

Jeffrey Smith. Prior to Dr. Smith’s retirement, Dr. Smith was subject to an employment agreement with our subsidiary Zymeworks Pharmaceuticals Limited dated January 3, 2023 (the “Smith Employment Agreement”). The Smith Employment Agreement set forth the terms and conditions of his employment as our then Senior Vice President, Early-Stage Development. Dr. Smith was subsequently promoted to Executive Vice President and

Chief Medical Officer in January 2024. The Smith Employment Agreement did not have a stated term. Effective January 31, 2026, Dr. Smith retired from his position as Executive Vice President and Chief Medical Officer of the Company and his employment terminated effective January 31, 2026. In January 2026, Dr. Smith entered into a severance agreement (the “Smith Severance Agreement”) and a consultancy agreement (the “Smith Consultancy Agreement”), each described in greater detail below.

The Smith Employment Agreement provided for the following compensation and benefits to Dr. Smith:

•

An annual base salary of $425,000, with eligibility to earn an annual discretionary bonus of up to 35% of his annual base salary, based upon the achievement of certain Company goals determined by the board of directors. With respect to 2025, Dr. Smith’s annual base salary was $485,000 and he was eligible to earn a discretionary bonus of up to 45% of his annual base salary;

•	Eligibility to participate in Company employee benefit plans, policies and arrangements;

•	An annual contribution of €2,500 towards Dr. Smith’s membership in a health insurance program;

•

In the event of termination of Dr. Smith’s employment without cause during his first three years of employment, then Dr. Smith would be eligible to receive twelve months of notice or the equivalent of nine month’s base salary plus three months’ notice as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, in the event of termination of Dr. Smith’s employment without cause, Dr. Smith would have been eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of fifteen months plus three months’ notice. Any such payments would have been subject to Dr. Smith entering into a valid separation and release agreement with us; and

•

In the event of termination of Dr. Smith’s employment by us without cause on or within twelve months following a change of control (as defined in the Smith Employment Agreement), Dr. Smith would be eligible to receive as severance (x) eighteen months continued base salary following termination, or the equivalent of fifteen months of base salary plus three months’ notice, and (y) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Any such payments would have been subject to Dr. Smith entering into a valid separation and release agreement with us.

On January 6, 2026, Zymeworks Pharmaceuticals Limited and Dr. Smith entered into the Smith Severance Agreement providing for a release of claims by Dr. Smith in exchange for certain benefits, including continued payment of Dr. Smith’s current base salary for twelve months following his termination date. On January 31, 2026, Zymeworks Pharmaceuticals Limited and Dr. Smith entered into the Smith Consultancy Agreement, providing for Dr. Smith’s receipt of a retainer fee equal to $10,000 per month (exclusive of any value added tax) in exchange for up to fifteen hours per month of services as an outside advisor on strategic planning and guidance, which agreement would terminate on January 31, 2027 unless earlier terminated pursuant to its terms. The agreement also provided for continued vesting of Dr. Smith’s equity awards during the term of the Consultancy Agreement per the pre-existing terms of such equity awards. In March 2026, the Company amended the terms of Dr. Smith’s equity awards to provide that they would fully vest upon Dr. Smith’s death or Incapacity (as defined under the Amended and Restated Stock Option and Equity Compensation Plan). The equity awards fully vested upon Dr. Smith’s death later in March 2026.

Chief Financial Officer Employment Arrangements

Leone Patterson. Prior to Ms. Patterson’s separation from employment with us, Ms. Patterson was subject to an employment agreement with our subsidiary ZBI dated July 19, 2024 and effective September 1, 2024 (the “Patterson Employment Agreement”). The Patterson Employment Agreement set forth the terms and conditions of her employment as Executive Vice President, Chief Business Officer and Chief Financial Officer of the Company and did not have a stated term. In January 2026, Ms. Patterson was removed from her position as Executive Vice President, Chief Business Officer and Chief Financial Officer of the Company and her employment was terminated without cause effective January 31, 2026. Ms. Patterson and ZBI entered into a separation agreement and release (the “Patterson Separation Agreement”) on February 1, 2026 that contained a release of claims in favor of the Company and requires Ms. Patterson’s compliance with certain ongoing covenants, and which provides Ms. Patterson with the severance and payments described under the Patterson Employment Agreement that apply in connection with a termination without cause, as described in greater detail below.

The Patterson Employment Agreement provided for the following compensation and benefits for Ms. Patterson:

•

An annual base salary of $485,000, with eligibility to earn an annual discretionary bonus of up to 45% of her annual base salary, based upon the achievement of certain Company goals determined by the board of directors;

•

Eligibility to participate in Company employee benefit plans, policies and arrangements, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•

Signing bonus of $50,000, which would have been repayable in full to ZBI within 30 days of Ms. Patterson’s employment termination date if her employment had been terminated for Cause (as defined in the Patterson Employment Agreement) or by Ms. Patterson for any reason, in either case, within one year of the effective date of the Patterson Employment Agreement;

•

Options, which were granted to Ms. Patterson in 2024, to purchase 360,000 shares of our common stock at an exercise price per share equal to the fair market value on the date of grant. 25% of the Options vested and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining Options vested on the last day of each month, until Ms. Patterson’s separation;

•

In the event of termination of Ms. Patterson’s employment without cause during her first three years of employment, then Ms. Patterson would be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of her employment, in the event of termination of Ms. Patterson’s employment without cause, Ms. Patterson would have been eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Ms. Patterson also became eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Any such payments would have been subject to Ms. Patterson entering into a valid separation and release agreement with us;

•

In the event of termination of Ms. Patterson’s employment by us without cause on or within twelve months following a change of control (as defined in the Patterson Employment Agreement), Ms. Patterson would be eligible to receive as severance (x) eighteen months continued base salary following termination, (y) group extended health and dental benefits as of the date of termination for eighteen months, and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Any such payments would have been subject to Ms. Patterson entering into a valid separation and release agreement with us.

In addition, if any of the payments or benefits provided for under the Patterson Employment Agreement or otherwise payable to Ms. Patterson would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, she would have been entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. The Patterson Employment Agreement did not require us to provide any tax gross-up payments to her.

On February 1, 2026, ZBI and Ms. Patterson entered into the Patterson Separation Agreement providing for severance payments and benefits consistent with the terms of the Patterson Employment Agreement, in exchange for a release of claims by Ms. Patterson and compliance with certain ongoing covenants, including:

•	Continued payment of Ms. Patterson’s current base salary for twelve months following her separation date; and

•

Reimbursement of premiums for continued group health coverage under COBRA for twelve months following the separation date, or until Ms. Patterson obtains health insurance coverage through another employer.

Equity Compensation Plan Information
Under our Original Plan, upon a transaction in which equity securities representing more than 66 2/3% of our common stock are sold (a “
substantial sale
”), if the purchaser offers to buy out options, the options must be sold to the purchaser at a purchase price equal to (x) the price per share in the transaction (calculated in accordance with the terms of the Original Plan) minus the exercise price per share, multiplied by (y) the number of shares then exercisable under the option. If the option holders do not sell their options to the purchaser, such options will terminate upon completion of the substantial sale.
Under our Equity Compensation Plan and our Inducement Plan, in connection with a change of control (as defined in the applicable plan), our board of directors or the committee to which our board of directors has delegated authority to administer the applicable plan (either, the “
Administrator
”) has the right to provide for the conversion or exchange of any outstanding awards into or for options, rights or other securities in any entity participating in or resulting from a change of control, cash or other property. If we enter into an agreement for a transaction that, if completed, would result in a change of control, or otherwise become aware of a pending change of control, we will give written notice to the award holders regarding the potential change of control and a description of the effect of the change of control on outstanding awards at least seven (7) days prior to the closing of change of control.
Under our Equity Compensation Plan and Inducement Plan, the Administrator may, in its discretion, accelerate the vesting and/or expiration date of any or all outstanding awards in connection with the change of control to provide that such designated awards shall be fully vested and any options not exercised within the specified period will be terminated after the completion of the change of control. If the change of control would also result in a capital reorganization, arrangement, amalgamation or reclassification of our share capital (and if the vesting and expiration of the awards has not been accelerated as contemplated by the prior sentence), upon completion of the change of control, the number and kind of shares subject to outstanding awards and, if applicable, the exercise price per share of options shall be appropriately adjusted (including by substituting the awards for awards with respect to securities in any successor entity to us) in such manner as the Administrator considers equitable to prevent substantial dilution or enlargement of the rights granted to Award holders. The Administrator also may make changes to the terms of the awards or the Equity Compensation Plan or Inducement Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which any of our securities may be listed, provided that the value of previously granted awards and the rights of award holders are not materially adversely affected by any such changes. In addition, in the event of a potential change of control, the Administrator may, in its sole discretion, modify the terms of the plan and/or the awards to assist the participants to tender into a take-over bid or other transaction leading to a change of control, including the authority to allow participants to conditionally exercise options.
The Company’s Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
During 2025, we granted stock options to employees, including our named executive officers. We do not take material nonpublic information into account in determining the timing of such awards. Further, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We typically grant annual equity awards (including stock options) to our executive officers and non-executive employees early in the first quarter of each year. For equity awards to executive officers in connection with their hire date, such grants are typically made on the date of the commencement of their employment. For equity awards to non-executive employees in connection with their hire date, such grants are typically made on a pre-determined date in the month following the commencement of their employment. We have never granted stock appreciation rights to any employees or other service providers.

Risk Management
As part of its normal practice, the compensation committee evaluates the risk-taking incentives created by our compensation programs, policies and practices and has concluded that such programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.
Equity Compensation Plan Information
The following table sets forth summary information relating to our Equity Compensation Plan, Current ESPP, the Original Plan and the Inducement Plan as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants, and rights (2)			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)			(c)
Equity compensation plans approved by security holders
Equity Compensation Plan	9,210,809		$12.93	(3)	5,023,809	(4)
Current ESPP	—		—		2,599,120
Original Plan	65,164	C$	22.31	(5)	—
Equity compensation plans not approved by security holders
Inducement Plan	1,060,000		$12.14		390,000

(1)	Includes 1,947,584 restricted stock units under the Equity Compensation Plan.
(2)	Does not include restricted stock units, which do not have an exercise price.
(3)
Stock options granted under the Equity Compensation Plan are granted with exercise prices in U.S. dollars. Previously, stock options granted under the Equity Compensation Plan were granted with exercise prices in both Canadian and U.S. dollars. As of December 31, 2025, there were 7,263,225 outstanding stock options under the Equity Compensation Plan, consisting of 506,948 stock options with a weighted average exercise price of C$25.22 ($18.05 based on the U.S. dollar per Canadian dollar exchange rate of 0.7155, which was the average annual Bank of Canada exchange rate for 2025) and 6,756,277 stock options with a weighted average exercise price of $12.80.

(4)
The original maximum number of common shares reserved for issuance under the Equity Compensation Plan as of June 7, 2018, was 5,686,097. Beginning in 2019 and ending in 2028, this maximum number is automatically increased on the first day of each calendar year by 4.0% of the number of outstanding shares on the last day of the immediately preceding calendar year (or such lesser number of shares as our board of directors may determine prior to the start of the applicable calendar year).

(5)
Stock options granted under the Original Plan were granted with exercise prices in Canadian dollars. As of December 31, 2025 there were 65,164 outstanding stock options under the Original Plan, with a weighted average exercise price of C$22.31 ($15.96 based on the U.S. dollar per Canadian dollar exchange rate of 0.7155, which was the average annual Bank of Canada exchange rate for 2025).

Inducement Plan
Our Inducement Plan was adopted by our board of directors in January 2022, and was amended and restated in October 2022 and July 2024. The Inducement Plan was adopted without stockholder approval pursuant to the NYSE listing rules related to inducement plans, which were the rules applicable at the time of the initial adoption of the Inducement Plan, and which are substantially similar to the Nasdaq rules related to inducement plans that currently apply to the Inducement Plan. The Inducement Plan allows for the grant of options, restricted stock, restricted stock units and other share-based awards. The terms of the Inducement Plan are substantially similar to those of the Equity Compensation Plan, including with respect to treatment of awards in connection with a change of control, as described above. However, in accordance with the exemption requirements under Nasdaq rules, awards under the Inducement Plan may only be made to employees of our Company or our subsidiaries to whom the grant of the award is a material inducement to the individual’s entering into employment with us in accordance with such rules.
Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on TSR(4) ($)	Net Income ($ Thousands)
2025	6,613,180	17,844,947	2,199,494	5,303,855	334.99	(81,130)
2024	5,492,157	8,422,245	2,447,393	3,417,042	186.26	(122,695)
2023	3,374,876	4,374,585	1,666,596	2,084,555	132.19	(118,674)

(1)	Kenneth Galbraith was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2023	2024	2025
Paul Moore	Paul Moore	Paul Moore
Neil Klompas	Leone Patterson	Jeffrey Smith
Chris Astle

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2025	6,613,180	(4,904,805)	16,136,572	17,844,947

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	2,199,494	(1,349,822)	4,454,183	5,303,855

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total- Inclusion of Equity Values for PEO ($)
2025	10,495,599	4,151,398	—	1,489,575	—	—	16,136,572

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non- PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	2,887,778	1,488,967	—	77,438	—	—	4,454,183

(4)
Assumes $100 was invested in the Company for the period starting December 31, 2022, through the end of the listed year. Historical stock performance is not necessarily indicative of future stock performance.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the three most recently completed fiscal years for the Company.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Income
Compensation Actually Paid ($ Millions)
20
18
16
14
12
10
8
6
4
2
0
Net Income ($1,000s)
$0
-$20,000
-$40,000
-$60,000
-$80,000
-$100,000
-$120,000
-$140,000
4.4
2.1
-118,674.0
8.4
3.4
-122,695.0
17.8
5.3
-81,130.0
2023
2024
2025
Fiscal Year
Kenneth Galbraith Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Zymeworks Inc. Net Income

DIRECTOR COMPENSATION

The written charter of our compensation committee provides that the compensation committee will review compensation for members of our board of directors on at least an annual basis, taking into account their responsibilities and time commitment and information regarding the compensation paid at peer companies. The compensation committee will make recommendations to our board of directors with respect to changes to our approach to director compensation as it considers appropriate.

From time to time, the compensation committee works with Aon to update prior competitive assessments of our board of director compensation program.

Board Annual Assessment of Non-Employee Director Compensation

In December 2024, the board of directors, upon advice from its independent compensation consultants and recommendation from the compensation committee following its annual assessment of the board of directors’ compensation program, approved certain changes to the cash and equity compensation of non-employee directors, which changes adjust the board of directors’ compensation program to more closely align with the non-employee director compensation practices of the Company’s peer group as described below.

In September 2025, the board of directors adopted stock ownership guidelines for our non-management directors (other than those representing or affiliated with greater than ten percent stockholders). The Stock Ownership Guidelines are discussed above under “Executive Compensation – Stock Ownership Guidelines.”

In January 2026, the board of directors, upon advice from its independent compensation consultants and recommendation from the compensation committee following its annual assessment of the board of directors’ compensation program, approved certain changes to the cash and equity compensation of non-employee directors, to adjust the board of directors’ compensation program to further align with the non-employee director compensation practices of the Company’s peer group at that time.

Cash Compensation for Directors

Beginning January 1, 2025, the annual cash retainer fee for service as a member of the research and development committee was increased from $6,000 to $7,500, with all other annual cash retainers for the board of directors and its committees remaining unchanged. Beginning January 1, 2026, the annual cash retainer fee for service on the board of directors increased from $40,000 to $45,000 and the additional annual cash retainer fee for service as Lead Independent Director increased from $25,000 to $30,000.

Specifically, in 2025, we provided, and for 2026, we provide the below annual cash retainer fees for service on our board of directors and committees. The fees for service on committees are in addition to the annual retainer fees for service on the board of directors.

	Effective January 1, 2025	Effective January 1, 2026
	Amount ($)	Amount ($)
Board of Directors:
Member	40,000	45,000
Lead Independent Director	65,000	75,000
Audit Committee:
Member	10,000	10,000
Chair	20,000	20,000

	Effective January 1, 2025	Effective January 1, 2026
	Amount ($)	Amount ($)
Compensation Committee:
Member	7,500	7,500
Chair	15,000	15,000
Nominating and Corporate Governance Committee:
Member	5,000	5,000
Chair	10,000	10,000
Research and Development Committee:(1)
Member	7,500	—
Chair	15,000	—

(1)	The research and development committee was dissolved in November 2025.

Equity Compensation for Directors

In 2025, new non-employee directors were granted an initial option grant to purchase 62,000 shares of common stock, (reduced from 2024 levels, which provided for options to purchase 74,000 shares) on or about the time such director joined the board of directors, with the same vesting schedule as in place for 2024 new non-employee director initial options, of 1/36th of the options vesting on each monthly anniversary of the grant date, subject to the optionee’s continued service through such date.

No annual option grants were made to non-employee directors during 2025. Prior to changes made in January 2026, non-employee directors were also entitled to receive an annual option grant to purchase 31,000 shares of common stock (reduced from 2024 levels, which provided for options to purchase 37,000 shares), to be granted at or about the time of the Company’s annual meeting of stockholders, with the same vesting schedule as in place for 2024 continuing non-employee director annual options, of 100% of the options vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date. However, as the Company’s annual meeting of stockholders took place on December 30, 2025, the non-employee directors did not receive these grants and instead received annual grants in January 2026 pursuant to the revised formulation described below.

Pursuant to amendments approved by the board of directors in December 2024, upon cessation of a non-employee director’s continued service in 2025, each outstanding stock option held by such director was subject to (i) pro rata acceleration of vesting of options granted as annual equity awards in connection with the 2024 annual meeting of stockholders for directors departing after the 2024 annual meeting of stockholders, but at or before our 2025 annual meeting of stockholders, with the pro rata acceleration determined based on the number of full or partial months served as a non-employee director on and after the 2024 annual meeting of stockholders date.

In addition, the post-termination exercise period for vested options held by such departing directors was extended to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option or pursuant to the change of control, liquidation, dissolution, merger or similar provisions of the equity plan under which the option was granted).

Further, in November 2025, in connection with the then-pending resignations from the board of directors by Drs. Davidson and Gallagher and Mr. Miller, the board of directors approved the acceleration of vesting of the remaining unvested portions of their initial option grants, which had been granted in December 2023, April 2024 and April 2023, respectively. The post-termination exercise period of these options was also extended to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option or pursuant to the change of control, liquidation, dissolution, merger or similar provisions of the equity plan under which the option was granted).

Beginning January 2026, new non-employee directors will be granted, on or about the time such director joins the board of directors, an initial equity award consisting of (A) an option grant to purchase 23,000 shares of common stock, with a vesting schedule of 1/36th of the total shares of common stock underlying such option vesting on each monthly anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date, and (B) a grant of 15,400 restricted stock units with a vesting schedule of 1/3 of the restricted stock units vesting on each annual anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date. This represents a change from the approach in 2025, during which new non-employee directors were entitled to an initial option to purchase 62,000 shares of Company common stock, as described above.

In addition, in January 2026, non-employee directors were granted an annual equity award consisting of (A) an option grant to purchase 11,500 shares of common stock, with a vesting schedule of 100% of the total shares of common stock underlying such option vesting on the one-year anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date; and (B) a grant of 7,700 restricted stock units with a vesting schedule of 100% of the restricted stock units vesting on the one-year anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date. This represents a change from the approach in place for 2025, which had provided for an annual option to purchase 31,000 shares of Company common stock; as described above, non-employee directors did not receive any annual grants in 2025 and instead received equity awards in January 2026 as described in this paragraph.

In adopting the changes for non-employee director grants, beginning in January 2026, our compensation committee worked with its independent compensation consultant to assess the appropriate market data comparison, mix of equity award types, the number of shares underlying equity awards for both new and continuing non-employee directors, and the other terms and conditions applicable to such awards.

The post-termination exercise period for vested options held by departing directors is three years following the director’s cessation of service (or, if earlier, upon the expiration of the option).

Expense Reimbursement

Each member of our board of directors is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves. These amounts are not included in the table above.

Director Compensation Table

The following table presents the compensation awarded to, earned by or paid to our directors (other than Mr. Galbraith, whose compensation is provided in the Summary Compensation Table above) for the year ended December 31, 2025. Mr. Cherry is not included in the table as he did not become a director until January 2026. We do not currently have director compensation in the form of share-based awards (other than stock options and restricted stock units), non-equity incentive plan compensation or non-qualified deferred compensation.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation	Total ($)
Carlos Campoy	65,000	—	—	65,000
Alessandra Cesano	51,875	—	—	51,875
Gregory A. Ciongoli(4)	22,500	463,154		485,654
Troy M. Cox(5)	33,333	—	—	33,333

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)(3)	All Other Compensation	Total ($)
Nancy Davidson(6)	50,417		174,474	—	224,891
Neil Gallagher(6)	50,417		227,743	—	278,160
Robert E. Landry(7)	22,083		463,154	—	485,237
Susan Mahony	80,000		—	—	80,000
Derek J. Miller(6)	55,000	(8)	49,129	—	104,129
Kelvin Neu(9)	53,750		—	—	53,750
Oleg Nodelman(10)	—		—	—	—
Scott Platshon(11)	—		—	—	—

(1)

For directors Gregory A. Ciongoli and Robert E. Landry, the amounts set forth in this column reflect the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 – “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) – “Notes to Consolidated Financial Statements – Stockholders’ Equity Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2025.

(2)

As of December 31, 2025, directors and former directors held the following number of options to purchase Company common shares: (i) Mr. Campoy, 118,000; (ii) Dr. Cesano, 105,000; (iii) Mr. Ciongoli, 62,000; (iv) Mr. Cox, 133,500; (v) Dr. Davidson, 105,000; (vi) Dr. Gallagher, nil; (vii) Mr. Landry, 62,000; (viii) Dr. Mahony, 141,000; (ix) Mr. Miller, nil; (x) Dr. Neu, 102,000; (xi) Mr. Nodelman, nil; and (xii) Mr. Platshon, 167,000.

(3)

The Company made annual awards under the Company’s Amended and Restated Director Compensation Policy (discussed below) in January 2026. Due to the date in which they were made, these awards are not reported in this table and will be reported as compensation in 2026.

(4)	Mr. Ciongoli joined the Company’s board of directors effective August 10, 2025.
(5)	Mr. Cox resigned from the Company’s board of directors effective August 9, 2025.
(6)

In November 2025, Dr. Nancy Davidson, Dr. Neil Gallagher, and Mr. Derek Miller submitted their resignations from their positions as members of our board of directors, including from any committee thereof, effective as of November 6, 2025. In recognition of their valuable service, the board of directors accelerated 28,778 option awards held by Dr. Davidson, 34,495 option awards held by Dr. Gallagher and 8,334 option awards held by Mr. Miller. Under ASC Topic 718, the acceleration was treated as a modification of the terms of outstanding option awards. The “Option Awards” column includes the incremental fair value of the modified award equal to $174,474, $227,743 and $49,129, for Dr. Davidson, Dr. Gallagher and Mr. Miller respectively, computed as of the modification date, compared with the fair value of the award immediately prior to the modification, computed in accordance with ASC Topic 718.

(7)	Mr. Landry joined the Company’s board of directors effective August 10, 2025.
(8)

Due to a clerical error, in 2024 Mr. Miller received $417 more than he was entitled to under the Company’s non-employee director compensation policy. This inadvertent overpayment was subsequently corrected by withholding such overpaid amounts from the amounts he was owed for service as a director in 2025.

(9)

Dr. Neu joined the Company’s board of directors in March 2020. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, the options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

(10)

Mr. Nodelman joined the Company’s board of directors in February 2025. Mr. Nodelman waived his entitlement to cash and equity compensation otherwise payable to him pursuant to the Company’s non-employee director compensation policy.

(11)

Mr. Platshon waived his entitlement to cash and equity compensation otherwise payable to him pursuant to the Company’s non-employee director compensation policy. Mr. Platshon resigned from the Company’s board of directors effective November 16, 2025. Following his resignation, Mr. Platshon was appointed Acting Chief Investment Officer of the Company on a part-time basis in November 2025, and then

Executive Vice President and Chief Business Officer on a full-time basis in April 2026. The terms of his employment are described under “Proposal 1 – Election of Directors – Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

Dr. Mahony, Dr. Davidson, Dr. Gallagher, Mr. Platshon, Mr. Landry and Mr. Nodelman served as members of the compensation committee in 2025. Dr. Davidson and Dr. Gallagher ceased serving on the compensation committee in November 2025. Mr. Platshon served on the compensation committee from February to November 2025, and Mr. Landry and Mr. Nodelman were appointed to the compensation committee in November 2025. None of our compensation committee members is currently, or has been within the last completed fiscal year, one of our officers or employees or had any relationship with respect to the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serve, or have served during the last completed fiscal year, as a member of the Board of Directors or on the compensation committee (or other board committee performing equivalent function) of another entity where one of such entity’s executive officers served as a director or on the compensation committee of the Company.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2027 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2027 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before [●], 2027. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before our 2027 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on August 17, 2027, and

•	no later than 5:00 p.m., Eastern Time, on September 16, 2027.

In the event that we hold our 2027 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of our 2027 annual meeting, and

•

no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of such annual meeting or, (2) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2025 Annual Report

Our financial statements for our fiscal year ended December 31, 2025 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.zymeworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

APPROVAL

The contents and the sending of this proxy statement have been approved by the Board of Directors of the Company.

DATED as of [●], 2026.
By Order of the Board of Directors

Kenneth Galbraith Chair of the Board of Directors, Chief Executive
Officer and President

APPENDIX A

2026 Employee Stock Purchase Plan

ZYMEWORKS INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

2.1 “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose,

1

indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the purposes of clarity, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means a committee of the Board appointed in accordance with Section 4 hereof.

2.7 “Common Stock” means the common stock of the Company.

2.8 “Company” means Zymeworks Inc. a Delaware corporation, or any successor thereto.

2

2.9 “Compensation” means the following, unless a different measure is determined by the Administrator: an Eligible Employee’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. For the avoidance of doubt, “Compensation” excludes any payments that an Eligible Employee receives from external sources, including government agencies or insurance carriers, such as disability insurance payments or paid family leave payments, during any leave of absence taken by an Eligible Employee. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.10 “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

2.11 “Designated Company” means any Subsidiary or affiliate of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary or affiliate of the Company that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.12 “Director” means a member of the Board.

2.13 “Eligible Employee” means any individual who is an employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2. Whether an individual is an employee will be determined, under the 423 Component, based on common law and, under the Non-423 Component, under the applicable laws for the relevant jurisdiction.

2.14 “Employer” means the employer of the applicable Eligible Employee(s).

2.15 “Enrollment Date” means the first Trading Day of each Offering Period.

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2.16 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.17 “Exercise Date” means such dates on which each outstanding option granted under the Plan will be exercised (except if the Plan has been terminated), as may be determined by the Administrator, in its sole discretion and on a uniform and nondiscriminatory basis from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.18 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.19 “Fiscal Year” means the fiscal year of the Company.

2.20 “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.21 “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.22 “Offering Periods” means certain periods during which shares of Common Stock may be purchased under the Plan that will be determined by the Administrator. The duration and timing of Offering Periods may be changed pursuant to Sections 6, 18 and 28.

2.23 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.24 “Participant” means an Eligible Employee that participates in the Plan.

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2.25 “Plan” means this Zymeworks Inc. 2026 Employee Stock Purchase Plan.

2.26 “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, commencing on the Enrollment Date and ending with the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date (on the same date or the immediately following calendar or Trading Day, as determined by the Administrator) and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the applicable Offering Period. Unless otherwise determined by the Administrator, a Purchase Period shall have the same duration as the Offering Period.

2.27 “Purchase Price” means the price per share of Common Stock purchased under any option granted under the Plan as determined by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an Enrollment Date. However, in no event will the Purchase Price be less than eighty-five percent (85%) of the lower of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Fair Market Value of a share of Common Stock on the Exercise Date and at all times in compliance with Code Section 423 (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 18.

2.28 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.29 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.30 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.31 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock.

3.1 Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be equal to 2,000,000 shares of Common Stock. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

4. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to

(a) construe, interpret and apply the terms of the Plan,

(b) delegate ministerial duties to any of the Company’s employees,

(c) designate separate Offerings under the Plan,

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(d) designate Subsidiaries and affiliates as participating in the 423 Component or Non-423 Component,

(e) determine eligibility,

(f) adjudicate all disputed claims filed under the Plan, and

(g) establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5. Eligibility.

5.1 Generally. Any individual who is an Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan with respect to the Offering Period that begins on the Enrollment Date, subject to the requirements of Section 7.

5.2 Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.3 Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds

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twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6. Offering Periods. Offering Periods will be periods, as will be determined by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

7. Participation. An Eligible Employee may participate in the Plan pursuant to Section 5.1 by (a) submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions through an online platform selected by the Company or in any other form provided by the Administrator for such purpose, or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, prior to an appliable Enrollment Date.

8. Contributions.

8.1 Contribution Amounts. At the time a Participant enrolls in the Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not less than one percent (1%) and not exceeding fifteen percent (15%) of the Compensation, which that Participant receives on each pay day during the Offering Period; provided, however, that until and unless the Administrator determined otherwise with respect to a future Offering Period if such change is announced prior to the scheduled beginning of the Offering Period, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to the Participant’s account under the then-current Purchase Period or Offering Period. The Administrator, in its discretion, may increase or decrease the minimum and/or maximum percentage of Compensation that an Eligible Employee may elect as Contributions during each Offering Period if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

8.2 Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 hereof (or Participant’s participation is terminated pursuant to Section 13 hereof).

(a) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof (or Participant’s participation is terminated pursuant to Section 13 hereof).

(b) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

8.3 Participant Changes to Contributions. A Participant may discontinue his or her participation in the Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may only increase or decrease his or her contributions in a number of times and to the extent determined by the Administrator. Until and unless the Administrator determines otherwise, a Participant may not increase his or her Contribution rate for an in-process Purchase

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Period or Offering Period, and may decrease his or her Contribution rate for an in-process Purchase Period or Offering Period (subject to such deadlines as the Administrator may determine in order to ease administration of the Plan) provided, however, that unless determined otherwise by the Committee, a decrease to zero percent other than through application of Section 8.4 of the Plan shall be a deemed withdrawal from the Plan.

(a) A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure (including any applicable deadlines) prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b) The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c) Any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period occurring in the immediately subsequent Offering Period following the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4 Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 hereof (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3 hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.

8.5 Cash Contributions. Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (c) the Participants are participating in the Non-423 Component.

8.6 Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s U.S. or non-U.S. federal, state, province, local or any other U. S or non-U.S. tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common

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Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7 Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1 Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than a maximum number of shares of Common Stock to be determined by the Administrator (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. For future Offering Periods, the Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2 Option Receipt. The Eligible Employee may accept the grant of such option by submitting a properly completed subscription agreement in accordance with the requirements of Section 7.

9.3 Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.

10. Exercise of Option.

10.1 Automatic Exercise. Unless a Participant’s participation in the Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier cessation of Participant’s participation in the Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10.2 Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in

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as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

11. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12. Withdrawal.

12.1 Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline for when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 7.

12.2 No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the

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423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14. Section 409A. The Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A. Each payment or benefit under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

15. Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12 hereof.

17. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of common stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under the Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will

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terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or Participant’s participation has terminated pursuant to Section 13 hereof).

17.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or Participant’s participation has terminated pursuant to Section 13 hereof).

18. Amendment or Termination.

18.1 Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22 hereof) as soon as administratively practicable.

18.2 Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

18.3 Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

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(b) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c) shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

19. Conditions Upon Issuance of Shares.

19.1 Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2 Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20. Term of Plan. The Plan will become effective upon the later to occur of (a) its initial adoption by the Board or (b) its initial approval by the Company’s stockholders. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 18.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23. No Effect on Employment. Neither the Plan nor any option under the Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or any claim under the Plan.

24. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

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25. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26. Legal Construction.

26.1 Gender and Number. Except where otherwise indicated by the context, any feminine term used herein also will include the masculine and any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.

26.2 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.3 Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to its conflict of law provisions.

26.4 Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of the Plan.

27. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28. Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one (1) Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

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EXHIBIT A

ZYMEWORKS INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:

_____ Change in Payroll Deduction Rate

1._____ hereby elects to participate in the Zymeworks Inc. 2026 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2. I hereby authorize and consent to payroll deductions from each paycheck in the amount of   % of my Compensation on each payday (from [1% to 15%]) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of   (Eligible Employee or Eligible Employee and spouse only).

6. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c) the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

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(d) I am voluntarily participating in the Plan;

(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i) no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever (including, if I am an employee in Canada and participating in an Offering in the Non-423 Component, upon my Termination Date (as defined below), and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever (including, if I am an employee in Canada and participating in an Offering in the Non-423 Component, upon my Termination Date), whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of (i) if I am an employee in Canada and participating in an Offering in the Non-423 Component, upon my Termination Date, or (ii) if clause (i) of this sentence does not apply to me, the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration

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and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10. If I am an employee in Canada and participating in an Offering in the Non-423 Component, I acknowledge that I will terminate as an Employee on my “Termination Date” and any reference in the Plan to “a Participant’s ceasing to be an Eligible Employee” shall be interpreted to refer to the Termination Date with respect to an employee in Canada participating in an Offering in the Non-423 Component. “Termination Date” means either (i) the date on which my employment with the Company or any of its Subsidiaries ceases for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, retirement, death, frustration of contract, termination for cause, termination without cause, disability or constructive dismissal) without regard to any period following such date for which pay in lieu of notice is paid or payable (whether by lump sum or salary continuance) or during which benefits continuation is provided, and without regard to any other termination or severance payments to which I may then receive or be entitled to receive, in all cases whether pursuant to contract, the common law or otherwise, or (ii) on such later date, if applicable, as may be required to satisfy the minimum requirements of applicable employment or labour minimum standards legislation. For the avoidance of any doubt, (i) the Company, its Subsidiaries and I intend to displace any presumption that I am entitled to reasonable notice of termination under common law in connection with the Plan, in excess of any minimum statutory notice of termination under applicable employment or labour standards legislation and (ii) if I become employed by a corporation that is not a Designated Company or my employer ceases to be a Designated Company for whatever reason, the date on which I cease to be employed by a Designated Company shall be the Termination Date for purposes of the Plan and this Subscription Agreement.

11. If I am an employee in Canada and participating in an Offering in the Non-423 Component, I acknowledge that, upon my withdrawal from the Plan, whether through an automatic withdrawal upon my

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Termination Date or otherwise, I hereby waive any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements.

12. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

13. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

14. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

15. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:	Signature of Employee

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EXHIBIT B

ZYMEWORKS INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Zymeworks Inc. 2026 Employee Stock Purchase Plan (the “Plan”) that began on      , ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:
Signature:

Date:

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ZYMEWORKS INC.

a Delaware corporation

Zymeworks Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A. The Company was originally incorporated under the name of Zymeworks Delaware Inc., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 30, 2022.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company, and restates, integrates and further amends the provisions of the Company’s Certificate of Incorporation.

C. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is Zymeworks Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 1,000,000,000 shares, of which 900,000,000 shares are Common Stock, $0.00001 par value per share, and 100,000,000 shares are Preferred Stock, $0.00001 par value per share.

Section 2. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

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Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Pursuant to the authority conferred by this Article IV, a series of Special Voting Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference.

Section 4. Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. Notwithstanding the foregoing, the size of the Board of Directors may not be increased by more than 1/3 of the number of directors in office at the conclusion of the most recent annual meeting of stockholders prior to the next annual meeting of stockholders, and, prior to the Company’s first annual meeting of stockholders, the size of the Board of Directors may not be increased by more than three. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other

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unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. The directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) are divided into three classes designated Class I, Class II and Class III. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of Section 2 of this Article V, (1) at the Company’s annual meeting of stockholders held in 2027 (the “2027 Annual Meeting”), the successors of the Class III directors whose terms expire at the 2027 Annual Meeting shall each be elected for a term expiring at the Company’s next annual meeting of stockholders; (2) at the Company’s annual meeting of stockholders held in 2028 (the “2028 Annual Meeting”), the successors of the directors whose terms expire at the 2028 Annual Meeting (including, for the avoidance of doubt, the Class III directors elected at the 2027 Annual Meeting) shall each be elected for a term expiring at the Company’s next annual meeting of stockholders; and (3) at the Company’s annual meeting of stockholders held in 2029 (the “2029 Annual Meeting”) and at all annual meetings thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders. Commencing with the 2029 Annual Meeting, the classification of the Board of Directors of the Company shall cease.

ARTICLE VI

Section 1. From and after the effectiveness of this Amended and Restated Certificate of Incorporation and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, with or without cause, but only by (in addition to any other vote required by law) the affirmative vote of at least 66 2/3% of the voting power of the shares cast for or against such proposal, which shall be the act of the stockholders, and broker non-votes and abstentions will be considered for purposes of establishing a quorum, but will not be considered as votes cast for or against such removal.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office for the remaining term of the class, if any, for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this

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Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, or, subject to and in compliance with this Article VIII and the Bylaws of the Company, and only if so permitted pursuant to the Company’s Bylaws, by the Secretary of the Company upon the written request of one or more holders of record of shares in the aggregate entitled to cast not less than 20% of the voting power of the Company’s then-outstanding capital stock, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XI of this Amended and Restated Certificate of Incorporation.

* * *

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IN WITNESS WHEREOF, Zymeworks Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the Company on this [ ]th day of [ ] 2026.

By:
Kenneth Galbraith
Chief Executive Officer

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Exhibit A

SPECIAL VOTING PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Special Voting Preferred Stock and the number of shares so designated shall be one (1). The sole authorized share of Special Voting Preferred Stock shall have a par value of $0.00001 per share.

Section 2. Dividends. The holder of record of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights.

(a) The holder of record of the share of Special Voting Preferred Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b) With respect to all meetings of the stockholders of the Company at which the holders of the Company’s common stock, par value $0.00001 per share, are entitled to vote (each, a “Stockholder Meeting”) and, if applicable, with respect to any written consents sought by the Company from the holders of such common stock (each, a “Stockholder Consent”), the holder of the share of Special Voting Preferred Stock shall vote together with the holders of such common stock as a single class except as otherwise required under applicable law, and the holder of the share of Special Voting Preferred Stock shall be entitled to cast on such matter a number of votes equal to (1) the Exchangeable Share Exchange Ratio, multiplied by (2) the number of Exchangeable Shares (the “Exchangeable Shares”) of Zymeworks ExchangeCo Ltd., a British Columbia corporation (“ExchangeCo”), outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting or in connection with the applicable Stockholder Consent (i) that are not owned by the Company or its affiliated entities and (ii) as to which the holder of the share of Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement, as it may be amended from time to time (the “Trust Agreement”) to be entered into among the Company, ExchangeCo and the trustee thereunder (the “Trustee”), and (3) rounded down to the nearest whole vote.

(c) “Exchangeable Share Exchange Ratio” has the meaning ascribed thereto in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in the articles of ExchangeCo, as they may be amended from time to time, a copy of which shall be maintained in the books and records of the Company.

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the share of Special Voting Preferred Stock shall rank senior to the Common Stock of the Company, and junior to all other series of Preferred Stock of the Company, and shall be entitled to receive, prior to such shares of Common Stock, an amount equal to $1.00.

Section 5. Other Provisions.

(a) The holder of record of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Company.

(b) The Trustee shall exercise the voting rights attached to the share of Special Voting Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the share of Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

(c) At such time as the share of Special Voting Preferred Stock has no votes attached to it, the Special Voting Preferred Stock shall be automatically cancelled for no consideration.

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QUESTIONS? NEED HELP VOTING? Contact us: North American Toll Free Phone Number: 1.855.476.7981 E- mail: contactus@kingsdaleadvisors.com Fax Number: 1.416.867.2339 Toll- Free Fax Number: 1.866.545.5580 Outside North America, Banks and Brokers Call Or Text: 1.437.561.5034

Your vote matters – here's how to vote! You may vote online or by phone instead of mailing this card. Votes must be received by the closing of the polls at the meeting for shares held directly and by 11:59 pm ET on December 10, 2026 for shares held via Shareworks Online Go to www.envisionreports.com/ZYME or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2026 Annual Meeting Proxy Card T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.T A Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 4, 5 and 6 and 1 YEAR for Proposal 3. 1. Election of Directors: 01 - Brian N. Cherry 02—Gregory A. Ciongoli 03 - Oleg Nodelman Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT—To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 2. To approve, on an advisory basis, the compensation of our named executive officers. For Against Abstain 3. To approve, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of our named executive officers. 1 YEAR 2 YEARS 3 YEARS Abstain 4. To approve the 2026 Employee Stock Purchase Plan. For Against Abstain For Against Abstain 5. To approve the amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors. 6. Ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the year ending December 31, 2026. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 04BWLC

2026 Annual Meeting of Stockholders of Zymeworks Inc. The 2026 Annual Meeting of Stockholders of Zymeworks Inc. will be held on December 15, 2026, at 9:00 am PT, virtually via the Internet at meetnow.global/M45Z77N. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ZYME T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.T Proxy — Zymeworks Inc. Notice of 2026 Annual Meeting of Stockholders of Zymeworks Inc. Proxy Solicited by Board of Directors for Annual Meeting — December 15, 2026 The undersigned stockholder(s) hereby appoint(s) Kenneth Galbraith and Kristin Stafford, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZYMEWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on December 15, 2026, at 9:00 am PT or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Continued and to be signed on reverse side)CNon-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.

320 Bay Street, 14th Floor Toronto, ON M5H 4A6 www.computershare.comMr A Sample Designation (if any) Add1 Add2 add3 add4 add5 add6000001Security Class EXCHANGEABLE SHARES (Beneficiary Voting of Special Voting Preferred Stock) Holder Account Number C1234567890INDPreliminary Form of Voting Instruction Card—Annual Meeting of Stockholders to be held on December 15, 2026 This Form of voting instruction card is solicited by and on behalf of Management. Notes 1. Computershare Trust Company of Canada, as share trustee under the Voting and Exchange Trust Agreement entered into with Zymeworks Inc. and the other parties thereto, will exercise voting rights allocated to the exchangeable shares as instructed in this voting instruction card. If you wish to attend the Meeting and exercise the voting rights allocated to your exchangeable shares directly, you must (1) include the name of such person in the space provided (see reverse), and (2) not have previously given the share trustee instructions on how to exercise the voting rights allocated to your exchangeable shares or have submitted a written revocation of any such previous instructions. 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated. If you are voting on behalf of a corporation you are required to provide your name and designation of office, e.g., ABC Inc. per John Smith, President. 3.This voting instruction card should be signed in the exact manner as the name(s) appear(s) on the card. 4. If a date is not inserted in the space provided on the reverse of this voting instruction card, it will be deemed to bear the date on which it was mailed to the holder by the share trustee. 5.If you do not return this card, or if you sign and return this card but do not provide voting instructions, your voting rights will not be exercised, and will not count towards quorum at the meeting. 6. The voting rights of the securities represented by this voting instruction card will be exercised in favour, or withheld, or exercised against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for. If you have specified a choice with respect to any matter to be acted on, the voting rights of securities will be exercised accordingly. 7. This voting instruction card confers discretionary authority in respect of amendments or variations to matters identified in the Stockholder Meeting Notice and Proxy Statement or other matters that may properly come before the meeting or any adjournment or postponement thereof, unless prohibited by law. 8.This voting instruction card should be read in conjunction with the accompanying documentation provided by the share trustee.FoldFoldVoting instruction card submitted must be received by 9:00 pm Pacific Time on December 14, 2026. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!•Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free•Go to the following web site: www.investorvote.com •Smartphone? Scan the QR code to vote now.If you vote by telephone or the Internet, DO NOT mail back this voting instruction card. Voting by mail may be the only method for securities held in the name of a corporation or voting rights being exercised on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may request to attend the Meeting and exercise the voting rights allocated to the exchangeable shares directly. Instead of mailing this voting instruction card, you may choose one of the two methods outlined above to exercise the voting rights of this voting instruction card. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.CONTROL NUMBER 027E3B12345678901123645 CPUQC01.E.INT/000001/i1234

MR SAM SAMPLEC1234567890 XXX123Print the name of the person you are appointing to attend the meeting and exercise the voting rights directly.VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER OR NEXT TO THE BOXES. 1. Election of DirectorsFor allWithhold allFor all except01. Brian N. Cherry 02. Gregory A. Ciongoli03. Oleg Nodelman Fold For Against Abstain2. To approve, on an advisory basis, the compensation of our named executive officers.3.To approve, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of our named executive officers.For Against Abstain4. To approve the 2026 Employee Stock Purchase Plan.For Against Abstain5. To approve the amendment and restatement of our amended and restated certificate of incorporation to declassify our board of directors.For Against Abstain6. Ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the year ending December 31, 2026.FoldSignature of Proxyholder I/We hereby revoke any voting instructions previously given with respect to the Meeting. If no voting instructions are indicated above the voting rights of the exchangeable shares represented by this voting instruction card will not be exercised and will not count towards a quorum at the meeting. If you are voting on behalf of a corporation you are required to provide your name and designation of office, e.g., ABC Inc. per John Smith, President.Signature(s)Signing CapacityDateDD / MM / YYZ Y M Q168077-30907635414OXct2X0X26X16:58A R 0Page 2 999999999999027E4A